Exhibit 10.19

LEASE AGREEMENT

This Lease Agreement (“Lease”) is made and entered into as of July 18, 2006, by and between HYDROCHEM INDUSTRIAL SERVICES, INC., a Delaware corporation, hereinafter referred to as “Tenant”, and DEER PARK INDUSTRIAL, LTD., a Texas limited partnership, hereinafter referred to as “Landlord”.

1.	BASIC PROVISIONS AND TERMS USED HEREIN

(a)	Notice Address of Tenant	900 Georgia Ave. Deer Park, Texas 77536 Attn: General Counsel

(b)	Notice Address of Landlord:	1460 S. McCall Road, Suite 2G Englewood, Florida 34223 Attn: Mr. William L. Huntley

(c)	“Initial Premises” Net Rentable Area (as hereinafter defined in Paragraph 2B)

“Office Space”:	Approximate Net Rentable Area: 44,708 square feet
“Shop Space”:	Approximate Net Rentable Area: 40,352 square feet
“Yard Space”:	Approximate acreage: 3.19 acres
“Premises”:	The Initial Premises together with any other space within the Complex leased by Tenant from Landlord pursuant to this Lease or any amendment(s) thereto.
The location of the Office Space within the Building is shown on the Exhibit “A” attached hereto. The location of the Shop Space within the Building is shown on the Exhibit “A” attached hereto. The location of the Yard Space within the Building is shown on the Exhibit “B” attached hereto.

(d)	“Building”

Approximate Net Rentable Area of the Office Space Portion of the Building: 74,471 square feet

Approximate Net Rentable Area of the Shop Space Portion of the Building: 55,336 square feet

Address: 900 Georgia Ave., Deer Park, Texas 77356

The Building is situated on the real property situated owned by Landlord within the County of Harris, State of Texas, more particularly described on Exhibit “A-1” attached hereto and incorporated herein by reference (the “Land” and the Land and the Building and all other improvements located on the Land are herein collectively referred to as the “Complex”).

(e)	“Initial Term”	The period of time beginning on the Commencement Date and ending on the Termination Date unless sooner terminated by either Landlord or Tenant in accordance with this Lease. As used herein, the term “Term” will mean the Initial Term together with any renewal thereof, whether pursuant to the terms of this Lease or otherwise by a written agreement thereof executed by Landlord and Tenant.

(i)	“Commencement Date”: July 18, 2006.

(ii)	“Termination Date”:	The last day of the one hundred eightieth (180th) full calendar month following the Commencement Date.

(f)	Base Rent & Operating Expense

(i)	“Base Rent”:	Office Space: $37,182.15 per month (i.e., $9.98 per rentable square foot of space in the Office Space on an annual basis)

Shop Space: $12,416.31 per month (i.e., $3.69 per rentable square foot of space in the Shop Space on an annual basis)

Yard Space: $2,637.61 per month

(ii)	Estimated “Operating Expense”:

Office Space: $5,050.33 per month (i.e., $1.3555 per rentable square foot of space in the Office Space on an annual basis)

Shop Space: $1,730.24 per month (i.e., $0.5145 per rentable square foot in the Shop Space on an annual basis)

(iii)	Estimated “Tax Rate”:

Office Space: $9,332.70 per month (i.e., $2.5050 per rentable square foot in the Office Space on an annual basis)

Shop Space: $3,197.38 per month (i.e., $0.9508 per rentable square foot in the Shop Space on an annual basis)

(iv)	Estimated “Insurance Premium”:

Office Space: $2,148.56 per month (i.e., $0.5767 per rentable square foot in the Office Space on an annual basis)

Shop Space: $736.10 per month (i.e., $0.2189 per rentable square foot in the Shop Space on an annual basis)

(v)	Estimated “Tenant’s Shop Electrical Payment”: $2,769.90 (i.e., one-twelfth of Tenant’s Shop Proportionate Share [as defined in subparagraph 1(h) below] of the amount obtained by multiplying the estimated amount of Electrical Expenses [as defined below] for the calendar year 2006 [i.e., $180,000.00] by 22%); as used in this Lease, the term “Electrical Expenses” will mean all costs and expenses incurred by Landlord with respect to electricity used, obtained and/or consumed at the Complex

(vi)	Estimated “Tenant’s Office Electrical Payment”: $8,084.92 (i.e., one-twelfth of Tenant’s Office Proportionate Share [as defined in subparagraph 1(g) below] of the amount obtained by multiplying the estimated amount of Electrical Expenses for the calendar year 2006 [i.e., $180,000.00] by 78%)

(vii)	Estimated “Common Area Janitorial Payment”: $241.24 (i.e., one-twelfth of Tenant’s Office Proportionate Share of the estimated amount of Common Area Janitorial Expenses [as defined below] for the calendar year 2006 [i.e., $4,822.00]); as used in this Lease, the term “Common Area Janitorial Expenses” will mean all costs and expenses incurred by Landlord for cleaning and other janitorial services provided by Landlord to the Common Areas (as defined in subparagraph 4.B below)

(viii)	Estimated “Management Fee Payment”: $2,138.18 per month (i.e., two and one-half percent of the sum of [1] the Base Rent payable for the Office Space, Shop Space and Yard Space, and [2] the amount of Tenant’s Tax Payment [as defined in subparagraph 5.A below], Tenant’s Expense Payment [as defined in subparagraph 8.A below], Tenant’s Shop Electrical Payment [as defined in subparagraph 8.G below], Tenant’s Office Electrical Payment [as defined in subparagraph 8.H below], Tenant’s Insurance Payment [as defined in subparagraph 8.C below], and Tenant’s Common Area Janitorial Payment [as defined in subparagraph 8.J below])

(ix)	Tenant acknowledges that the amounts set forth in subparagraphs 1.(f)(ii), 1.(f)(iii), 1.(f)(iv), 1.(f)(v), 1.(f)(vi) and 1.(f)(vii) above are merely estimates of the amount payable by Tenant under this Lease due to the fact that the exact amount of taxes (as defined in subparagraph 5.A below), Operating Expenses (as defined in subparagraph 8.A below), Electrical Expenses, Insurance Expenses (as defined in subparagraph 8.C below) and Common Area Janitorial Expenses that may be incurred by Landlord for the calendar year 2006 cannot, as of the date of this Lease, be determined with certainty, and that the amount set forth in subparagraph 1.(f)(viii) above is also an estimated amount due to the fact that the exact amount of Tenant’s Tax Payment, Tenant’s Expense Payment, Tenant’s Shop Electrical Payment, Tenant’s Office Electrical Payment, Tenant’s Insurance Payment and Tenant’s Common Area Janitorial Payment (such payments, together with the Management Fee Payment, are herein collectively referred to as “Additional Rent Payments”) during the period of time beginning on the Commencement Date and ending on December 31, 2006 cannot, as of the date of this Lease, be determined with certainty. Tenant, by its execution and delivery of this Lease, accepts such estimated amounts.

(g)	“Tenant’s Office Proportionate Share”:

60.03% (ratio of Net Rentable Area of the Office Space [i.e., 44,708 square feet] to the Net Rentable Area of the Office Space Portion of the Building [i.e., 74,471]). If Landlord constructs an additional building at the Complex, or adds an additional floor or floors to the Building, Tenant’s Office Proportionate Share will be appropriately re-adjusted.

(h)	“Tenant’s Shop Proportionate Share”:

72.92% (ratio of Net Rentable Area of the Shop Space [i.e., 40,352 square feet] to the Net Rentable Area of the Shop Space Portion of the Building [i.e., 55,336]). If Landlord constructs an additional building at the Complex, or adds an additional floor or floors to the Building, Tenant’s Shop Proportionate Share will be appropriately re-adjusted.

(i)	“Permitted Use”:		General office; laboratory; general shop; storage; which uses may include the use and/or storage of limited amounts of Hazardous Materials (as defined in the Exhibit D attached hereto) substantially consistent with past practices of Tenant

(j)	“Security Deposit”:		$230,000.00, $200,000.00 of which is to be held in escrow pursuant to that certain escrow agreement (the “Escrow Agreement”) dated of even date herewith executed by Landlord, Tenant and Barclays Capital Real Estate Inc. (the “Escrow Agent”).

(k)	“Tenant’s Broker”:		None

(l)	“Landlord’s Broker”:		None

(m)	“Guarantor”:		None

(n)	Exhibits:	The following are attached hereto as Exhibits and are hereby made a part of this Lease.

	Exhibit “A”	-	Site Plan of Office Space and Shop Space
	Exhibit “A-1”	-	Legal Description
	Exhibit “B”	-	Site Plan of Yard Space
	Exhibit “C”	-	Special Provisions
	Exhibit “D”	-	Hazardous Material
	Exhibit “E”	-	Additional Rights Granted to Tenant
	Exhibit “F”	-	Renewal Option
	Exhibit “G”	-	Common Areas
	Exhibit “H”	-	Landlord’s Subordination, Waiver and Consent
	Exhibit “I”	-	Environmental Indemnity Agreement

(o)	Contents: This Lease consists of Paragraphs 1 through 50 and the Exhibits that are attached hereto and made a part of this Lease. References to the term “Lease” in the body thereof will include references to such exhibits.

W I T N E S S E T H

2.	PREMISES and TERM

A. In consideration of the obligation of Tenant to pay rent as herein provided, and in consideration of the other terms, provisions and covenants hereof, Landlord hereby demises and leases to Tenant, and Tenant hereby takes from Landlord, the Premises upon and subject to the terms, covenants and conditions contained in this Lease to be performed by each party. The Premises are demised and let subject to (a) the state of title, (b) any state of facts which an accurate survey or physical inspection of the Premises might show, and (c) all applicable Laws. As used herein, the term “Laws” means all laws, statutes, ordinances, resolutions, rules, codes, regulations, restrictions, policies, orders, determinations or requirements of any Governmental Authority from time to time in existence, and the term “Governmental Authority” means any federal, state, county, municipal or other government or any governmental or quasi-governmental subdivision, agency, department, commission, board, bureau, office or instrumentality or any of them.

B. The term “Net Rentable Area” shall refer to (a) in the case of a single tenancy floor, the entire area bounded by the outside surfaces of the four exterior glass walls (or the outside surface of the permanent exterior wall where there is no glass) of the Building on such floor less the area contained within the exterior walls of the building stairs, fire towers, vertical ducts, elevator shafts, flues, vents, stacks, and pipe shafts. All the area on any single tenant floor that is used for elevator lobbies, corridors, special stairways, restrooms, mechanical rooms, electrical rooms, telephone and janitor closets, and all vertical penetrations that are included for the special use of Tenant, and columns and other structural portions and/or projections of the Building shall be included within the Rentable Area for such floor, and (b) in the case of a floor to be occupied by more than one (1) tenant, the total of (i) the entire area included within the premises covered by such lease, being the area bounded by the inside surface of any exterior glass walls (or the inside surface of the permanent exterior walls where there is no glass) of the Building bounding such premises, the exterior of all walls separating such premises from any public corridors or other public areas on such floor and the centerline of all walls separating such premises from other areas leased or to be leased to other tenants on such floor and (ii) a pro rata portion of the area covered by the elevator, lobbies, corridors, restrooms, mechanical rooms, electrical rooms, telephone and janitor closets situated on such floor or other floors which may service such premises. The Net Rentable Area for the entire Building is deemed to be the number of square feet set forth in Paragraph 1(d) above for the purpose of this Lease. The Net Rentable Area contained within the Premises (other than the Yard Space) is deemed to be a number of square feet set forth in Paragraph 1(c) above for the purpose of this Lease. The approximate acreage of the Yard Space is deemed to be the number of acres set forth in Paragraph 1(c) above for the purpose of this Lease. Tenant has been given the opportunity to inspect the Premises and make its own calculations as to the Net Rentable Area of the Office Space and Shop Space and the acreage of the Yard Space and agrees to accept Landlord’s calculations for all purposes.

C. Intentionally deleted.

D. Tenant acknowledges and agrees that, except to the extent specifically set forth in this Lease, Landlord has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guarantees, express or implied, of any kind or character whatsoever concerning or with respect to (i) the value, nature, quality or condition of the Premises and/or Complex; (ii) the suitability of the Premises and/or Complex for any and all activities and uses which Tenant may conduct thereon; (iii) the compliance of the Premises and/or Complex with any Laws; (iv) the manner or quality of the construction or materials incorporated into the Premises; (v) the manner, quality, state of repair or lack of repair of the Premises and/or Complex; (vi) the lawfulness, either now or in the future, of the use of the Premises for the Permitted Use; or (vii) any other matter with respect to the Premises, it being agreed that all risks incident to all of these matters are to be borne by Tenant. Tenant acknowledges and agrees that, except to the extent otherwise specifically set forth in this Lease, the leasing of the Premises as provided for herein is made on an “AS-IS” condition and basis with all faults. In the event of any defect or deficiency in the Premises of any nature, whether patent or latent, Landlord shall have no responsibility or liability with respect thereto (except as otherwise expressly provided in this Lease) or for any incidental or consequential damages arising therefrom (including strict liability in tort).

E. Tenant and anyone claiming by, through or under Tenant hereby fully and irrevocably releases Landlord and all other Landlord Related Parties (as defined below) from any and all damage to property and injury to persons and all other Claims (as defined below) that it may now have or hereafter acquire against them arising from or related to any construction defects, errors, omissions or other conditions now or hereafter affecting the Premises, including, but not limited to, environmental matters and hazardous materials, except to the extent that Landlord has, pursuant to the terms of this Lease, expressly assumed an obligation with respect to such conditions. This release includes Claims of which Tenant is presently unaware or which Tenant does not presently suspect to exist in its favor which, if known by Tenant, would materially affect Tenant’s release of Landlord and all other Landlord Related Parties. As used herein, the term “Landlord Related Parties” will mean, collectively, Landlord and Landlord’s partners and members and their respective partners, members, managers, officers, directors, employees, agents, affiliates, mortgagees, ground lessors, trustees and beneficiaries, and the term “Claims” will mean claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, sums paid in settlement of claims, attorneys’ fees, consultant fees, expert fees and court costs).

3.	BASE RENT AND SECURITY DEPOSIT

A. Tenant agrees to pay to Landlord the Base Rent for the Premises, in advance, without demand, deduction or set off, for the entire Term hereof initially at the rate set forth in Paragraph 1 of this Lease. Base Rent shall be automatically increased each twelve (12) months during the Initial Term by two percent (2%) commencing on the date that is one year after the first day of the month succeeding the Commencement Date and continuing on each annual anniversary date thereof during the Initial Term. One such monthly installment of Base Rent, plus monthly estimated payments of Tenant’s Tax Payment, Tenant’s Expense Payment, Tenant’s Insurance Payment, Tenant’s Shop Electrical Payment, Tenant’s Office Electrical Payment and Management Fee Payment, shall be due and payable on the Commencement Date and a like monthly installment (annually adjusted to the extent provided above) shall be due and payable on or before the first day of each calendar month succeeding the Commencement Date recited above during the hereby demised Term, except that the rental payment for any fractional calendar month at the commencement or end of the lease period shall be prorated. Failure by Tenant to pay any one monthly installment of Base Rent by the date such payment was due shall be considered an Event of Default (as defined in subparagraph 19.A below) to the extent provided by such subparagraph. Upon such failure by Tenant to pay any amount payable by Tenant to Landlord pursuant to this Lease (whether Base Rent or any other amount or charge payable by Tenant to Landlord) within five (5) days of when such installment is due, Tenant shall pay to Landlord upon demand a late charge in the amount of five percent (5%) of the unpaid amount; provided, however, Tenant shall have no obligation to pay such late charge in connection with the first payment of rent due during any twelve (12) calendar month period of time which is not paid by Tenant within ten (10) days of such due date but is paid on or before the fifth (5th) day after Tenant’s receipt of written notice of its failure to make such payment when due. Failure to pay such late charge shall likewise be considered an Event of Default. Landlord and Tenant acknowledge and agree that such late charge (1) represents a fair and reasonable estimate of the costs Landlord will incur in processing any delinquent payment by Tenant, and (2) shall not constitute, or be deemed to constitute, interest payable with respect to the applicable delinquent payment. The provision for such late charge shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.

B. Tenant agrees to pay to Landlord, as additional rental, all charges for any services, goods, or materials furnished by Landlord at Tenant’s request which are not required to be furnished by Landlord under this Lease within twenty (20) days after Landlord renders a statement therefor to Tenant.

C. In addition, Tenant agrees to deposit on the Commencement Date $30,000.00 with Landlord (the “Landlord Deposit”) and $200,000.00 with the Escrow Agent (the “Escrow Agent Deposit”), which Landlord Deposit shall be held by Landlord, without obligation for interest, and which Escrow Agent Deposit shall be held by the Escrow Agent for the benefit of Landlord and Tenant pursuant to the Escrow Agreement, each as security for the performance of Tenant’s covenants and obligations under this Lease, it being expressly understood and agreed that neither such deposit is an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon the occurrence of any Event of Default, Landlord may, from time to time, without prejudice to any other remedy provided herein or provided by law, use either the Landlord Deposit or the Escrow Agent Deposit, as Landlord may elect, to the extent necessary to make good any arrears of rent or other payments due Landlord hereunder, and any other damage, injury, expense or liability caused by such Event of Default; and Tenant shall pay to Landlord, on demand, the amount so applied in order to restore the Security Deposit to its original amount. Although the Security Deposit shall be deemed the property of Landlord, any remaining balance of such deposit shall be returned by Landlord to Tenant within thirty (30) days after the expiration or any earlier termination of this Lease other than any termination after the occurrence and during the continuance of an Event of Default, provided that all of Tenant’s obligations under this Lease have been fulfilled (with respect to the Escrow Agent Deposit portion of the Security Deposit, Landlord shall, if Tenant is entitled to a return of the same, take all actions necessary pursuant to the Escrow Agreement to cause the Escrow Agent, or its successor, to deliver the required funds to Tenant). If Landlord transfers its interest in the Premises during the term of this Lease, Landlord may assign the Landlord Deposit and Landlord’s rights under the Escrow Agreement to the transferee and thereafter shall have no further liability for the return of such Security Deposit provided that such transferee has assumed the obligations of Landlord under this Lease and the Escrow Agreement from and after the effective date of the applicable transfer.

D. Landlord and Tenant agree that each provision of this Lease for determining charges, amounts and other rentals payable by Tenant is commercially reasonable and, as to each such charge or amount, constitutes a “method by which the charge is to be computed” for purposes of Section 93.012 of the Texas Property Code, which Section was originally enacted by House Bill 2186, 77th Legislature. ACCORDINGLY, TENANT VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS, IF ANY, AVAILABLE TO TENANT UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS OR AS IT MAY BE HEREAFTER AMENDED, SUCCEEDED AND/OR RENUMBERED.

4.	USE

A. The Premises shall be used only for the Permitted Use and for such other lawful purposes as may be incidental thereto. Tenant shall obtain and thereafter maintain any and all licenses and permits necessary for any such use (the covenants under this Lease to be performed by Tenant, as well as the obligations under this Lease to be satisfied by Tenant, will be performed and/or satisfied at Tenant’s sole cost and expense). Tenant shall not use, or allow the Premises to be used, in violation of (i) any covenants, conditions and restrictions or other agreements affecting the Premises, (ii) any insurance policy in effect with respect to the Premises or the Complex, (iii) any Laws applicable thereto, or (iv) any certificate of occupancy or other permit issued for the Premises, the Building or the Complex. Tenant shall observe and comply with, and at all times cause the Premises and Tenant’s use thereof to comply with, all requirements of any board of fire underwriters or similar body relating to the Premises and all improvements and other property located therein, and all Laws, contracts, insurance policies and restrictions now or hereafter in force relating to or affecting the following: (1) the Premises and the condition, use, occupancy, alteration and/or improvement thereof, including, without limitation, the provisions of the ADA (as defined below) and any other Disability Laws (as defined below), as the same pertain to the Premises, Tenant’s employees and Tenant’s use, occupancy, improvement and alteration of the Premises; (2) any equipment or other property installed within the Building by Tenant or any Tenant Party (as defined below); and (3) any improvements constructed at the Complex by Tenant or any Tenant Party. Tenant shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisances in, upon, or in connection with the Premises. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise or vibrations to emanate from the Premises, nor take any other action which would constitute a nuisance or would disturb or endanger any other tenants of the Building in which the Premises are situated or unreasonably interfere with their use of their respective Premises, or which might, in the exclusive judgment of Landlord, damage Landlord’s goodwill or reputation, tend to injure or diminish the value, character and/or reputation of the Complex, or interfere with the operation or maintenance of the Complex. Tenant will not permit the Premises to be used for any purpose or in any manner (including, without limitation, any method of storage) which would render the insurance thereon void or the insurance risk more hazardous or cause the State Board of Insurance or other insurance authority to disallow any sprinkler credits. As used herein, the term “ADA” means the provisions of the Americans With Disabilities Act of 1990, 42 U.S.C. §§12101-12213, as amended, the term “Disability Laws” means the provisions of (A) Tex. Rev. Civ. Stat. Ann. art. 9102, as amended, (B) the ADA, as amended, and (C) any other similar public accommodation Laws, and the term “Tenant Party” means Tenant, its officers, directors, agents, servants, employees, subtenants, assignees, licensees, contractors and invitees.

B. Provided Tenant’s right to possession of the Premises has not been terminated, Tenant and its employees, customers and licensees shall have the non-exclusive right during the Term to use the parts of the Complex designated by Landlord from time to time for the common use of all occupants at the Complex as constituted from time to time (the “Common Areas”), such use to be in common with Landlord, other occupants at the Complex and other persons permitted by Landlord to use the same. Such use will begin on the Commencement Date. All Common Areas will be subject to Landlord’s sole management and control and will be operated and maintained in such manner as Landlord, in its discretion, shall determine subject to the provisions of Paragraph 6 below. The Common Areas to, at a minimum, be made available for such parties’ use are more particularly described in the Exhibit “G” attached hereto.

C. Tenant agrees not to keep any trash, garbage, waste or other refuse at the Premises and/or the Complex except in sanitary containers and agrees to regularly and frequently clean the Premises and remove any and all trash, garbage, waste or refuse from the Premises. Tenant shall keep all containers or other equipment used for storage of such materials in a clean and sanitary condition and in compliance with all Laws applicable thereto. Tenant shall properly dispose of all trash, garbage, waste and refuse and shall not use the existing sewage disposal system servicing the Premises for the disposal of anything except sanitary sewage. Tenant and its employees and any other occupants of all or any portion of the Premises shall not cause the sewage disposal system servicing the Complex to become obstructed. Tenant shall contract directly for all trash disposal services and all other janitorial services for the Premises at Tenant’s sole cost and expense with licensed contractors approved in writing by Landlord (which approval or disapproval will not be unreasonably withheld or delayed). Tenant expressly acknowledges that pursuant to the terms of this Lease, Landlord shall provide no cleaning or trash removal services for Tenant or the Premises other than any of the same provided in connection with Landlord’s maintenance and cleaning of the Common Areas.

D. Landlord shall have no obligation to provide or cause to be provided any security services in connection with the Premises, the Building and/or the Complex. Tenant covenants and agrees that (1) Landlord shall have no liability to Tenant as a result of Landlord’s not providing any security services to the Premises, the Building and/or the Complex, and (2) Landlord is not a guarantor of the security or safety of Tenant, any other Tenant Parties and Tenant’s and such parties’ property. If Landlord elects to provide (or cause to be provided) security services in connection with the Building and/or the Complex, (i) such security services are for the protection of Landlord’s own interests, and (ii) the costs of such security services shall constitute a portion of Operating Expenses (as defined in subparagraph 8.A below). Landlord shall have no liability arising from the performance or lack of performance of any person or entity in connection with security services for the Premises, the Building and/or the Complex or any portion thereof.

E. Tenant shall have the right, at its sole cost and expense, to continue to maintain a controlled access system to the Office Space, the Shop Space and Yard Space (“Tenant’s Security System”), provided that Tenant makes available to Landlord and its agents cards and/or access codes or some other means by which Landlord and/or its agents or contractors may obtain access to such spaces as permitted by this Lease. If there are any subsequent changes to any of the systems of the Building, then Tenant, at its election and expense, may either (a) alter Tenant’s Security System to be compatible with the new Building system or systems, or (b) disconnect Tenant’s Security System. Tenant shall, during the Term, maintain Tenant’s Security System in good condition and repair, subject further to the matters provided below. Landlord shall have no liability for the performance or non-performance of Tenant’s Security System. Tenant is and will continue to maintain the controlled access system with respect to certain Common Areas of the Complex and Tenant will continue to activate access cards of other tenants at the Complex so as to permit entry to the North and South Atrium of the Building.

5.	TAXES

A. Landlord agrees to pay, before they become delinquent, all taxes, assessments, and governmental charges of any kind and nature whatsoever (hereinafter collectively referred to as “taxes”) lawfully levied or assessed against the Building, the grounds, parking areas, driveways and alleys around the Building, and otherwise against the Complex. In addition to Base Rent, Tenant shall pay (i) Tenant’s Office Proportionate Share of 78% of taxes in the manner provided in subparagraph 5.B below, and (ii) Tenant’s Shop Proportionate Share of 22% of taxes in the manner provided in subparagraph 5.B below. Such payments are collectively referred to herein as “Tenant’s Tax Payment”. Tenant’s Tax Payment shall be due and payable from and after the Commencement Date.

B. During 2006, Tenant shall pay to Landlord, on or before the first day of each calendar month thereof, the collective amount of estimated Tenant’s Tax Payment for each month during such year shown as the “Tax Rate” in subparagraph 1(f)(iii). Thereafter, Landlord may, if it elects, either deliver to Tenant periodic statements of Tenant’s Tax Payment or Landlord may estimate the amount of Tenant’s Tax Payment payable by Tenant for any calendar year or any portion thereof, which estimated payment will be based on Landlord’s estimate of (i) the amount of Tenant’s Office Proportionate Share of 78% of taxes for the applicable calendar year or any portion thereof, and (ii) the amount of Tenant’s Shop Proportionate Share of 22% of taxes for the applicable calendar year or any portion thereof. If Landlord elects to estimate the Tenant’s Tax Payment for any calendar year (other than 2006), Landlord will provide written notice of the estimate of Tenant’s Tax Payment for the applicable calendar year and the monthly installment due for each month during such calendar year at least thirty (30) days prior to the date such installments become due and payable. Landlord may revise such estimate during such calendar year, but not more than twice during such calendar year. Tenant shall pay to Landlord, on the first day of each calendar month during any calendar year Landlord elects to estimate Tenant’s Tax Payment, the amount of the applicable monthly installments. If Landlord does not notify Tenant of the estimate of Tenant’s Tax Payment for 2007 or any calendar year thereafter, Tenant will continue to pay, as applicable, either the collective amount of estimated Tenant’s Tax Payment shown as the “Tax Rate” in subparagraph 1.(f)(iii) or the monthly installment amount then being paid by Tenant based on the last estimate of Tenant’s Tax Payment received by Tenant. The amount of estimated payments of Tenant’s Tax Payment and the actual amount of Tenant’s Tax Payment payable for a given calendar year will be reconciled by Landlord and Tenant in the manner provided in the Exhibit “C” attached hereto.

C. If at any time during the term of this Lease the present method of taxation shall be changed so that in lieu of the whole or any part of any taxes, assessments or governmental charges levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received from leases of space at the Complex and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents, then all such taxes, assessments, levies or charges or the part thereof so measured or based, shall be deemed to be included within the term “taxes” for the purposes hereof.

D. The Landlord shall have the right to employ a tax consulting firm to attempt to assure a fair tax burden on the Building and grounds within the applicable taxing jurisdiction the cost of which will constitute an “Operating Expense”.

E. Notwithstanding anything to the contrary contained in this Lease, (1) if this Lease shall commence on a day other than the first day of a calendar year or terminate on a day other than the last day of a calendar year, Tenant’s Tax Payment for such partial calendar years shall be prorated based on the number of calendar days within the same, and (2) if this Lease commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, Tenant’s Tax Payment for such partial calendar months shall be prorated based on the number of calendar days within the same.

F. Tenant shall pay all ad valorem and similar taxes or assessments levied upon or applicable to all equipment, fixtures, furniture, and other property placed by Tenant in the Premises and all license and other fees or charges imposed on the business conducted by Tenant on the Premises. It is agreed that Tenant will also be responsible for ad valorem taxes on the value of leasehold improvements to the extent that such leasehold improvements exceed standard building allowances.

G. Tenant has no right to protest the real property tax rate applicable to the Complex and/or the appraised value of the Complex determined by any appraisal review board or other taxing entity with authority to determine tax rates and/or appraised values (each a “Taxing Authority”). Tenant hereby knowingly, voluntarily and intentionally waives and releases any right, whether created by law or otherwise, to do any of the following: (1) to file or otherwise protest before any Taxing Authority any such rate or value determination even though Landlord may elect not to file any such protest; (2) to appeal any order of a Taxing Authority which determines any such protest; and (3) to receive, or otherwise require that Landlord deliver to Tenant, a copy of any reappraisal notice received by Landlord from any Taxing Authority. The foregoing waiver and release covers and includes any and all rights, remedies and recourse of Tenant, now or at any time hereafter, under Section 41.413 and Section 42.015 of the Texas Tax Code (as currently enacted or hereafter modified) together with any other or further laws, rules or regulations covering the subject matter thereof. Tenant acknowledges and agrees that the foregoing waiver and release was bargained for by Landlord and Landlord would not have agreed to enter into this Lease in the absence of this waiver and release.

6.	LANDLORD’S REPAIRS AND MAINTENANCE

Except for maintenance, repairs and/or replacements required due to the acts, omissions and/or negligence of Tenant or any Tenant Party, and unless Tenant is otherwise expressly obligated under the terms and conditions of this Lease to maintain, repair and/or replace the same, provided that Tenant’s right to possession of the Premises has not been terminated, Landlord will, at its sole cost and expense subject to reimbursement to the extent permitted by Paragraph 8 of this Lease, (i) maintain, repair and, if necessary, replace (1) the foundation, the exterior walls, and the exterior roof of the Building (collectively, the “Base Building Components”), and (2) all Building utilities systems and equipment owned or leased by Landlord which do not exclusively serve any space at the Complex utilized by an occupant thereof other than Landlord (such utilities systems and equipment are herein collectively referred to as the “Landlord-Maintained Systems/Equipment”), (ii) maintain the structural integrity of all interior load bearing walls and all exterior walls, (iii) maintain, clean and repair the Common Areas (if any such maintenance, repairs and/or replacements is/are performed/completed due to acts, omissions and/or negligence of Tenant or any Tenant Party, Tenant shall pay to Landlord the amount of the costs incurred by Landlord in connection therewith within ten (10) days after Tenant’s receipt of an invoice or invoices therefor), and (iv) replace, as necessary, all building standard fluorescent bulbs utilized in the Office Space and Shop Space. Except as provided in Paragraph 14 below, there shall be no abatement of rent or liability to Tenant on account of any injury or interference with Tenant’s business with respect to any improvements, alterations or repairs made by Landlord to the Complex or any part thereof. Tenant expressly waives the benefits of any Law now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord’s expense or to terminate this Lease because of Landlord’s failure to repair or maintain any Base Building Components, any Landlord-Maintained Systems/Equipment or the Common Areas. Tenant shall immediately give Landlord written notice of defect or need for repairs, after which Landlord shall have reasonable opportunity to repair same or cure such defect. Landlord’s liability with respect to any defects, repairs or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance or the curing of such defect.

7.	TENANT’S REPAIRS AND MAINTENANCE; PARKING RIGHTS

A. Tenant shall keep and maintain all parts of the Premises (except those for which Landlord is expressly responsible under the terms of this Lease) in good condition, reasonable wear and tear and damage due to fire or other casualty excepted, promptly making all necessary repairs and replacements, including, but not limited to, doors, special store fronts or office entries, interior walls and finish work, floors and floor covering, interior plumbing work and fixtures, interior electrical systems and equipment (but excluding windows, glass and plate glass and the sprinkler system within the Building), keeping the whole of the Premises in a clean and sanitary condition. Tenant shall not be obligated to repair any damage caused by fire, tornado or other casualty covered by the insurance to be maintained by Landlord pursuant to subparagraph 14.A below.

B. Tenant shall not damage any demising or exterior wall or disturb the integrity and support provided by any such wall.

C. Tenant and any other Tenant Parties shall have the right to use the parking areas at the Complex (except for any spaces designated as reserved spaces), subject to such reasonable rules and regulations as Landlord may from time to time prescribe and subject to rights of ingress and egress of other parties having a right to use the same. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties. Landlord reserves the right to perform the paving and landscape maintenance, exterior painting, common sewage line plumbing, and care for the grounds around the Building, and Tenant shall be liable for, in the manner contemplated by this Lease, (i) Tenant’s Office Proportionate Share of 78% of the cost and expense, and (ii) Tenant’s Shop Proportionate Share of 22% of the cost and expense. If Tenant or any other particular tenant of the Building can be clearly identified as being responsible for obstructions or stoppage of the common sanitary sewage line, then Tenant, if Tenant is responsible, or such other responsible tenant, shall pay the entire cost thereof, upon demand, as additional rent. Tenant shall pay, when due, its share, determined as aforesaid, of such costs and expenses along with the other tenants of the Building to Landlord upon demand, as additional rent, for the amount of its share as aforesaid of such costs and expenses in the event Landlord elects to perform or cause to be performed such work. During the term of this Lease, four (4) parking spaces within reasonable proximity to the Building shall be reserved by Landlord for the exclusive use of Tenant and any other Tenant Parties, subject to the rights of the existing tenant under the Parsons Lease (as defined in the Exhibit E attached hereto).

8.	OPERATING EXPENSES; INSURANCE PREMIUM PAYMENTS; MANAGEMENT FEE

A. In addition to Base Rent, Tenant shall pay to Landlord a portion of all costs and expenses incurred by Landlord in connection with the ownership, maintenance, repair, replacement, management and operation of the Building and/or Complex (collectively, “Operating Expenses”) in the manner provided in subparagraph 8.B below excluding, however, all Electrical Expenses. This payment is referred to herein as “Tenant’s Expense Payment”. Notwithstanding the foregoing, the term “Operating Expenses” will not include the following: (1) taxes; (2) Insurance Expenses (as defined in subparagraph 8.C below); (3) costs and expenses incurred by Landlord with respect to janitorial services performed at the Complex including, without limitation, Common Area Janitorial Expenses; (4) any fees or other compensation paid with respect to the management of the Complex; (5) expenses with respect to capital improvements except to the extent permitted pursuant to the provisions below in this subparagraph; (6) interest and principal payments on loans secured by a Security Instrument (as defined in Paragraph 22 below), and other debt costs, if any, and rental under any ground lease (a “Ground Lease”) covering all or any portion of the Complex, if any, covering all or any portion of the Complex; (7) any cost or expenditure (or portion thereof) for which Landlord is reimbursed, whether by insurance proceeds or otherwise (Tenant’s Expense Payment, and payments made pursuant to similar provisions in other tenants’ leases, is not a reimbursement); (8) legal, accounting and similar or related costs paid or incurred in connection with any sale, syndication, financing or refinancing involving the Complex and/or the Premises or any of Landlord’s interest therein; (9) any fees, fines, penalties and/or interest incurred by Landlord as a result of Landlord’s noncompliance with any applicable Laws; (10) any costs (including, without limitation, legal fees and expenses), fees, fines, penalties and/or interest incurred by Landlord as a result of Landlord’s failure to timely pay any obligations of Landlord (including, without limitation, Landlord’s failure to timely pay taxes); (11) Landlord’s general corporate overhead and general and administrative expenses which are not expressly chargeable to operating expenses of the Complex in accordance with generally accepted real estate accounting principles consistently applied, including, in any event, any costs and expenses associated with Landlord’s internal financing or business dealings and salaries of Landlord’s executive officers or any employee or agent above the grade of building manager; (12) Landlord’s income taxes, excess profit taxes, franchise taxes or similar taxes levied on Landlord’s business; (13) legal fees, costs and/or disbursements that relate to disputes with tenants, relate to enforcing any leases except for enforcement for the benefit generally of all Building tenants, or relate to the defense of Landlord’s title to, or interest in, the Complex; (14) costs (other than ordinary repair or maintenance costs) incurred in building-out, renovating or otherwise improving or decorating or redecorating space for tenants or other occupants of the Complex or vacant leasable space at the Complex; (15) advertising and promotional expenditures specifically incurred in connection with the leasing of other space at the Complex; (16) real estate brokers’ leasing commissions or compensation, attorneys’ fees, costs and disbursements and other expenses incurred in connection with negotiations for leases with tenants and/or prospective occupants of the Complex; (17) costs associated with the operation of the business of the partnership or entity which constitutes Landlord, or the operation of any parent, subsidiary or affiliate of Landlord, as the same are distinguished from the costs of operation of the Building; (18) costs and expenses incurred (whenever incurred) to remove (or to remediate damage to the extent therefrom) any Hazardous Material (as defined in the Exhibit “D” attached hereto) that is in, on, under, about or affects the Complex on or before the date hereof (regardless of when discovered) or has been released by Landlord; and (19) management fees or similar compensation. If Landlord installs a new or replacement capital item to enhance, maintain or improve the Complex, or in order to comply with any applicable Laws, the cost thereof as reasonably amortized by Landlord, with per annum interest on the unamortized amount based on Landlord’s cost of funds, shall be included in Operating Expenses; provided, however, that items which are properly considered maintenance and repair items, such as painting, minor replacements and the like, may be treated as expense items in the year incurred, even though they may be capital items for accounting purposes. Additionally, the costs of the following types of capital improvements shall constitute Operating Expenses: any capital improvements (including, without limitation, professional fees, consultants’ fees and services contracted for in connection with such capital improvements) which are primarily for the purpose of promoting safety or reducing Operating Expenses or limiting increases in the same, the cost(s) of which shall be reasonably amortized by Landlord with per annum interest on the unamortized amount based on Landlord’s cost of funds.

B. During 2006, Tenant shall pay to Landlord, on or before the first day of each calendar month thereof, the collective amount of estimated Tenant’s Expense Payment for each month during such year shown as the “Operating Expense” in subparagraph 1(f)(ii). Thereafter, Landlord may, if it elects, either deliver to Tenant periodic statements of Tenant’s Expense Payment or Landlord may estimate the amount of Tenant’s Expense Payment payable by Tenant for any calendar year or any portion thereof, which estimated payment will be based on Landlord’s estimate of (i) the amount of Tenant’s Office Proportionate Share of 78% of Operating Expenses for the applicable calendar year or any portion thereof, and (ii) the amount of Tenant’s Shop Proportionate Share of 22% of Operating Expenses for the applicable calendar year or any portion thereof. If Landlord elects to estimate the Tenant’s Expense Payment for any calendar year (other than 2006), Landlord will provide written notice of the estimate of Tenant’s Expense Payment for the applicable calendar year and the monthly installment due for each month during such calendar year at least thirty (30) days prior to the date such installments become due and payable. Landlord may revise such estimate during such calendar year, but not more than once during such calendar year. Tenant shall pay to Landlord, on the first day of each calendar month during any calendar year Landlord elects to estimate Tenant’s Expense Payment, the amount of the applicable monthly installments. If Landlord does not notify Tenant of the estimate of Tenant’s Expense Payment for 2007 or any calendar year thereafter, Tenant will continue to pay, as applicable, either the collective amount of estimated Tenant’s Expense Payment shown as the “Operating Expense” in subparagraph 1.(f)(ii) or the monthly installment amount then being paid by Tenant based on the last estimate of Tenant’s Expense Payment received by Tenant. The amount of estimated payments of Tenant’s Expense Payment and the actual amount of Tenant’s Expense Payment payable for a given calendar year will be reconciled by Landlord and Tenant in the manner provided in the Exhibit “C” attached hereto.

C. In addition to Base Rent, Tenant shall pay to Landlord a portion of all costs and expenses incurred by Landlord to obtain and maintain insurance applicable to Landlord and the Complex (collectively, “Insurance Expenses”) in the manner provided in subparagraph 8.D below. This payment is referred to herein as “Tenant’s Insurance Payment”.

D. During 2006, Tenant shall pay to Landlord, on or before the first day of each calendar month thereof, the collective amount of estimated Tenant’s Insurance Payment for each month during such year shown as the “Insurance Premium” in subparagraph 1(f)(iv). Thereafter, Landlord may, if it elects, either deliver to Tenant periodic statements of Tenant’s Insurance Payment or Landlord may estimate the amount of Tenant’s Insurance Payment payable by Tenant for any calendar year or any portion thereof, which estimated payment will be based on Landlord’s estimate of (i) the amount of Tenant’s Office Proportionate Share of 78% of Insurance Expenses for the applicable calendar year or any portion thereof, and (ii) the amount of Tenant’s Shop Proportionate Share of 22% of Insurance Expenses for the applicable calendar year or any portion thereof. If Landlord elects to estimate the Tenant’s Insurance Payment for any calendar year (other than 2006), Landlord will provide written notice of the estimate of Tenant’s Insurance Payment for the applicable calendar year and the monthly installment due for each month during such calendar year at least thirty (30) days prior to the date such installments become due and payable. Landlord may revise such estimate during such calendar year, but not more than twice during such calendar year. Tenant shall pay to Landlord, on the first day of each calendar month during any calendar year Landlord elects to estimate Tenant’s Insurance Payment, the amount of the applicable monthly installments. If Landlord does not notify Tenant of the estimate of Tenant’s Insurance Payment for 2007 or any calendar year thereafter, Tenant will continue to pay, as applicable, either the collective amount of estimated Tenant’s Insurance Payment shown as the “Insurance Premium” in subparagraph 1.(f)(iv) or the monthly installment amount then being paid by Tenant based on the last estimate of Tenant’s Insurance Payment received by Tenant. The amount of estimated payments of Tenant’s Insurance Payment and the actual amount of Tenant’s Insurance Payment payable for a given calendar year will be reconciled by Landlord and Tenant in the manner provided in the Exhibit “C” attached hereto.

E. In addition to Base Rent, Tenant shall pay to Landlord, in the manner provided in subparagraph 8.F below, two and one-half percent of the sum of [1] the Base Rent payable for the Premises, and [2] the amount of Tenant’s Tax Payment, Tenant’s Expense Payment, Tenant’s Insurance Payment, Tenant’s Office Electrical Payment, Tenant’s Shop Electrical Payment and Tenant’s Common Area Janitorial Payment. This payment is referred to herein as “Tenant’s Management Fee Payment”.

F. During 2006, Tenant shall pay to Landlord, on or before the first day of each calendar month thereof, the amount of the estimated Tenant’s Management Fee Payment for each month during such year shown as the “Management Fee Payment” in subparagraph 1(f)(viii). Thereafter, Landlord may, if it elects, either deliver to Tenant periodic statements of Tenant’s Management Fee Payment or Landlord may estimate the amount of Tenant’s Management Fee Payment payable by Tenant for any calendar year or any portion thereof. If Landlord elects to estimate the Tenant’s Management Fee Payment for any calendar year (other than 2006), Landlord will provide written notice of the estimate of Tenant’s Management Fee Payment for the applicable calendar year and the monthly installment due for each month during such calendar year at least thirty (30) days prior to the date such installments become due and payable. Landlord may revise such estimate during such calendar year, but not more than twice during such calendar year. Tenant shall pay to Landlord, on the first day of each calendar month during any calendar year Landlord elects to estimate Tenant’s Management Fee Payment, the amount of the applicable monthly installments. If Landlord does not notify Tenant of the estimate of Tenant’s Management Fee Payment for 2007 or any calendar year thereafter, Tenant will continue to pay, as applicable, either the amount of estimated Tenant’s Management Fee Payment shown as the “Management Fee Payment” in subparagraph 1.(f)(viii) or the monthly installment amount then being paid by Tenant based on the last estimate of Tenant’s Management Fee Payment received by Tenant. The amount of estimated payments of Tenant’s Management Fee Payment and the actual amount of Tenant’s Management Fee Payment payable for a given calendar year will be reconciled by Landlord and Tenant in the manner provided in the Exhibit “C” attached hereto.

G. In addition to Base Rent, Tenant shall pay to Landlord, in the manner provided in subparagraph 8.I below, an amount equal to Tenant’s Shop Proportionate Share of 22% of the amount of Electrical Expenses incurred by Landlord in a given calendar year. This payment is referred to herein as “Tenant’s Shop Electrical Payment”. In no event will the term “Electrical Expenses” include either (i) any electrical cost or expenditure (or portion thereof) for which Landlord is reimbursed (neither Tenant’s Shop Electrical Payment nor Tenant’s Office Electrical Payment, nor any payments made pursuant to similar provisions in other tenants’ leases, are a reimbursement), or (ii) any costs (including, without limitation, legal fees and expenses), fees, fines, penalties and/or interest incurred by Landlord as a result of Landlord’s failure to timely pay any Electrical Expenses.

H. In addition to Base Rent, Tenant shall pay to Landlord, in the manner provided in subparagraph 8.I below, an amount equal to Tenant’s Office Proportionate Share of 78% of the amount of Electrical Expenses incurred by Landlord in a given calendar year. This payment is referred to herein as “Tenant’s Office Electrical Payment”.

I. During 2006, Tenant shall pay to Landlord, on or before the first day of each calendar month thereof, the amount of the estimated Tenant’s Shop Electrical Payment for each month during such year shown as the “Tenant’s Shop Electrical Payment” in subparagraph 1.(f)(v) and Tenant’s Office Electrical Payment for each month during such year shown as the “Tenant’s Office Electrical Payment” in subparagraph 1.(f)(vi). Thereafter, Landlord may, if it elects, either deliver to Tenant periodic statements of Tenant’s Shop Electrical Payment and Tenant’s Office Electrical Payment or Landlord may estimate the amount of both Tenant’s Shop Electrical Payment and Tenant’s Office Electrical Payment payable by Tenant for any calendar year or any portion thereof. If Landlord elects to estimate the amount of both Tenant’s Shop Electrical Payment and Tenant’s Office Electrical Payment for any calendar year (other than 2006), Landlord will provide written notice of the estimate of Tenant’s Shop Electrical Payment and Tenant’s Office Electrical Payment for the applicable calendar year and the monthly installment due for each month during such calendar year at least thirty (30) days prior to the date such installments become due and payable. Landlord may revise such estimate during such calendar year, but not more than twice during such calendar year. Tenant shall pay to Landlord, on the first day of each calendar month during any calendar year Landlord elects to estimate the amount of both Tenant’s Shop Electrical Payment and Tenant’s Office Electrical Payment, the amount of the applicable monthly installments. If Landlord does not notify Tenant of the estimate of Tenant’s Shop Electrical Payment and Tenant’s Office Electrical Payment for 2007 or any calendar year thereafter, Tenant will continue to pay, as applicable, either (a) the amounts of estimated Tenant’s Shop Electrical Payment and estimated Tenant’s Office Electrical Payment shown as the “Tenant’s Shop Electrical Payment” in subparagraph 1.(f)(v) and the “Tenant’s Office Electrical Payment” in subparagraph 1.(f)(vi), or (b) the monthly installment amount then being paid by Tenant based on the last estimate of Tenant’s Shop Electrical Payment and Tenant’s Office Electrical Payment received by Tenant. The amount of estimated payments of Tenant’s Shop Electrical Payment and Tenant’s Office Electrical Payment and the actual amount of Tenant’s Shop Electrical Payment and Tenant’s Office Electrical Payment payable for a given calendar year will be reconciled by Landlord and Tenant in the manner provided in the Exhibit “C” attached hereto.

J. In addition to Base Rent, Tenant shall pay to Landlord a portion of all Common Area Janitorial Expenses in the manner provided in subparagraph 8.K below. This payment is referred to herein as “Tenant’s Common Area Janitorial Payment”.

K. During 2006, Tenant shall pay to Landlord, on or before the first day of each calendar month thereof, the amount of estimated Tenant’s Common Area Janitorial Payment for each month during such year shown as the “Common Area Janitorial Payment” in subparagraph 1(f)(vii). Thereafter, Landlord may, if it elects, either deliver to Tenant periodic statements of Tenant’s Common Area Janitorial Payment or Landlord may estimate the amount of Tenant’s Common Area Janitorial Payment payable by Tenant for any calendar year or any portion thereof, which estimated payment will be based on Landlord’s estimate of the amount of Tenant’s Office Proportionate Share of Common Area Janitorial Expenses for the applicable calendar year or any portion thereof. If Landlord elects to estimate the Tenant’s Common Area Janitorial Payment for any calendar year (other than 2006), Landlord will provide written notice of the estimate of Tenant’s Common Area Janitorial Payment for the applicable calendar year and the monthly installment due for each month during such calendar year at least thirty (30) days prior to the date such installments become due and payable. Landlord may revise such estimate during such calendar year, but not more than twice during such calendar year. Tenant shall pay to Landlord, on the first day of each calendar month during any calendar year Landlord elects to estimate Tenant’s Common Area Janitorial Payment, the amount of the applicable monthly installments. If Landlord does not notify Tenant of the estimate of Tenant’s Common Area Janitorial Payment for 2007 or any calendar year thereafter, Tenant will continue to pay, as applicable, either the amount of estimated Tenant’s Common Area Janitorial Payment shown as the “Common Area Janitorial Payment” in subparagraph 1.(f)(vii) or the monthly installment amount then being paid by Tenant based on the last estimate of Tenant’s Common Area Janitorial Payment received by Tenant. The amount of estimated payments of Tenant’s Common Area Janitorial Payment and the actual amount of Tenant’s Common Area Janitorial Payment payable for a given calendar year will be reconciled by Landlord and Tenant in the manner provided in the Exhibit “C” attached hereto.

L. Notwithstanding anything to the contrary contained in this Lease, (1) if this Lease commences on a day other than the first day of a calendar year or terminate on a day other than the last day of a calendar year, Tenant’s Expense Payment, Tenant’s Insurance Payment, Tenant’s Management Fee Payment, Tenant’s Shop Electrical Payment, Tenant’s Office Electrical Payment and Tenant’s Common Area Janitorial Payment for such partial calendar years shall be prorated based on the number of calendar days within the same, and (2) if this Lease commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, Tenant’s Expense Payment, Tenant’s Insurance Payment, Tenant’s Management Fee Payment, Tenant’s Shop Electrical Payment, Tenant’s Office Electrical Payment and Tenant’s Common Area Janitorial Payment for such partial calendar months shall be prorated based on the number of calendar days within the same.

9.	ALTERATIONS

Tenant shall not make any alterations, additions or improvements to the Premises (including, but not limited to, roof and wall penetrations) without the prior written consent of Landlord, which consent will not be unreasonably withheld or delayed; provided, however, Landlord may withhold its consent in its sole and absolute discretion with respect to any alteration(s), addition(s) or improvement(s) that (A) is/are to be made to, or will affect, (i) the Base Building Components or any other structural components of the Building, (ii) any utility connections or Building systems, (iii) any certificate of occupancy for the Premises, the Building or the Complex, and/or (iv) any portion of the Complex other than the Premises (including, without limitation, those visible from the exterior of the Office Space, Shop Space and/or Building), (B) would violate any applicable Laws, (C) would adversely affect the value and/or marketability of the Complex, and/or (D) is/are reasonably deemed by Landlord to be inconsistent with improvements generally found within building space being utilized for the Permitted Use. If Landlord consents to Tenant’s contractors doing the work, Landlord may require, at Landlord’s sole option, that Tenant provide a lien and completion bond in an amount equal to one and one-half (1 1/2) times any and all estimated costs of improvements, additions or alterations in the Premises to insure Landlord against any liability or mechanic’s and materialmen’s lien which may arise in accordance with Paragraph 24 of this Lease and to insure completion of the work. Tenant may, without the consent of Landlord, in a good workmanlike manner, erect such shelves, bins, machinery and trade fixtures as it may deem advisable, without altering the basic character of the Building or improvements and without overloading or damaging such Building or improvements, and in each case complying with all applicable Laws. All alterations, additions, improvements and partitions erected by Tenant shall be and remain the property of Tenant during the term of this Lease; and Tenant shall, unless Landlord otherwise elects as hereinafter provided, remove all alterations, additions, improvements and partitions erected by Tenant and restore the Premises to their original condition by the Termination Date of this Lease or upon earlier vacating of the Premises; provided, however, that, if Landlord so elects, prior to the expiration or any earlier termination of this Lease or upon earlier vacating of the Premises, such alterations, additions, improvements and partitions shall become the property of Landlord as of the date of such expiration or earlier termination or upon earlier vacating of the Premises and shall be delivered up to the Landlord with the Premises. All alterations, additions and improvements to the Premises shall be constructed/performed: (i) in accordance with plans, specifications and/or working drawings approved in writing by Landlord (which approval will not be a representation or warranty of Landlord that such plans, specifications or drawings are adequate for any use, purpose, or condition, or that the same comply with any Laws or insurance requirements applicable thereto); (ii) in a good workmanlike manner; (iii) in compliance with the terms and provisions of this Lease, all construction procedures and regulations then prescribed by Landlord, and all Laws applicable thereto including, without limitation, the provisions of Title III of the ADA and all other Disability Laws; (iv) at such times, in such manner and subject to such conditions, rules and regulations as Landlord may from time to time designate; and (v) in compliance with the requirements of any insurance policy required to be maintained by Tenant under this Lease. All shelves, bins, machinery and trade fixtures installed by Tenant may be removed by Tenant prior to the expiration or any earlier termination of this Lease other than a termination after the occurrence and during the continuance of an Event of Default, if Tenant so elects, and shall be removed by the date of such expiration or earlier termination or upon earlier vacating of the Premises if required by Landlord. Upon any such removal, Tenant shall restore the Premises to their condition existing immediately prior to such removal. All such removals and restoration shall be accomplished in a good workmanlike manner so as not to damage the primary structure or structural qualities of the Building and other improvements situated on the Premises. References to a “termination” of this Lease in this subparagraph, in Paragraphs 10, 17 and 50.G below, and in the Exhibit “D” attached hereto, shall also include a termination of Tenant’s right to possession of the Premises, and references in this Lease to a “termination” of this Lease shall be deemed to also refer to a rejection of this Lease in the course of a bankruptcy proceeding.

10.	SIGNS

A. After the Commencement Date, Tenant shall not install any signs, awnings, canopies or advertisements (collectively, “Signs”) in, on or about the Premises (other than interior signs in the Premises which cannot be seen outside the Premises) unless Tenant (1) complies with (y) all Laws (including, without limitation, those requiring Tenant to obtain a permit prior to the installation of any Sign), and (z) all public and private restrictive agreements affecting the Complex, and (2) obtains prior written approval therefor from all Governmental Authorities having jurisdiction over the Complex to the extent such approval is required, from such other parties whose approval is required, and from Landlord. For the purposes of this Lease, the term “Signs” will include the lobby signage and monument signs described in subparagraph 10.B below. Tenant agrees to maintain any Signs as may be approved in writing by Landlord in good condition and repair at all times. At Landlord’s direction, Tenant shall remove all such Signs other than the Monument Signs (as defined below) on or before the date of the expiration or any earlier termination of this Lease. Such installations and removals shall be made in such a manner as to avoid injury or defacement of the Building and other improvements, and Tenant shall be responsible for the repair of any injury or defacement (including, without limitation, discoloration) caused by such Signs and/or the installation and/or removal thereof.

B. Tenant shall be permitted, at Tenant’s sole cost and expense, to maintain during the Term, all in accordance with the terms and provisions of this Lease, all existing monument signs outside of the Building (collectively, the “Monument Signs”) and Tenant’s existing sign in the lobby of the Building (the “Lobby Signage”). Tenant shall promptly pay to Tenant’s contractors, when due, the cost of all work performed in connection with any removal of the Lobby Signage and any other permitted Signs other than the Monument Signs and, upon completion of such work, deliver to Landlord evidence of payment and waivers of all liens for labor, services or materials.

11.	INSPECTION

Landlord and Landlord’s employees, agents and representatives shall have the right to enter and inspect the Premises at any reasonable time during business hours and with reasonable advance notice (except in the case of an emergency or after the occurrence and during the continuance of a default by Tenant under this Lease, in which case such parties may enter during hours other than business hours with no advance notice thereof), for the purpose of ascertaining the condition of the Premises, in order to make such repairs as may be required or permitted to be made by Landlord under the terms of this Lease, in connection with the exercise of rights reserved to Landlord under this Lease, or for other purposes deemed reasonable or necessary by Landlord. During the period that is six (6) months prior to the end of the term hereof, Landlord and Landlord’s employees, agents and representatives shall have the right to enter the Premises at any reasonable time during business hours and with reasonable advance notice for the purpose of showing the Premises and shall have the right to erect on the Premises a suitable sign indicating the Premises are available for lease. Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and shall arrange to meet with Landlord for a joint inspection of the Premises prior to vacating. In the event of Tenant’s failure to give such notice or arrange such joint inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall be conclusively deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.

12.	UTILITIES

Landlord agrees to provide, at its cost, electricity connections to the Office Space and Shop Space and to permit Tenant to utilize the same as well as existing points of connection for water service at the Building; but Tenant shall pay in the manner required by this Lease the applicable share of all costs and expenses incurred by Landlord with respect to water, gas, heat, light, power, telephone, sewer, sprinkler charges and other utilities and services used, obtained and/or consumed at the Complex, together with any taxes, penalties, surcharges or the like pertaining thereto and any maintenance charges for utilities, other than (i) any of the foregoing arising as a result of Landlord’s failure to timely pay any bills for the same, and (ii) any cost for which Landlord has received a reimbursement from Tenant or any other tenant at the Complex (payments by Tenant pursuant to this Paragraph, and payments made by other tenants at the Complex pursuant to similar provisions, will not constitute reimbursements, but Tenant’s payment of Tenant’s Shop Electrical Payment and Tenant’s Office Electrical Payment does constitute a reimbursement of a portion of the Electrical Expenses to the extent of the amount of the Tenant’s Shop Electrical Payment and Tenant’s Office Electrical Payment actually received by Landlord). Such payment shall be made by Tenant to Landlord in connection with, and in the manner contemplated by, Tenant’s payment to Landlord of Tenant’s Expense Payment and Tenant’s Shop Electrical Payment. Tenant shall separately pay for its telephone services to the Premises and all other utilities and services obtained by Tenant directly from the applicable utility/service provider. Either of Landlord or Tenant may elect, at the electing party’s sole cost and expense, to separately meter the electricity used, obtained and/or consumed at the Shop Space. Tenant shall furnish all electric light bulbs and tubes for the Premises other than building standard fluorescent bulbs utilized in the Office Space and Shop Space. Landlord herein reserves the right to separately meter each tenant’s utilities in the future, at Landlord’s sole cost and expense, and, in such case, Tenant shall then be solely responsible for payment of any such separately metered utility, including deposits, taxes and surcharges, which payment will be made by Tenant either (1) directly to the applicable utility company, or (2) to Landlord within twenty (20) days after Tenant’s receipt of an invoice or invoices therefor; provided, however, if Landlord separately meters any electrical consumption of Tenant at the Shop Space and/or Office Space (excluding, however, any equipment of Tenant installed after Commencement Date) or Tenant separately meters any electrical consumption of Tenant at the Shop Space, the amounts payable pursuant to subparagraphs 8.G and 8.H shall, as applicable, be equitably adjusted to the extent necessary as a result thereof; and provided further, however, in no event will any costs or expenses incurred by Landlord in connection with the exercise of its rights in this sentence constitute an Operating Expense. Landlord shall in no event be liable for any interruption or failure of utility services to the Premises, unless such interruption or failure is the result of the gross negligence or willful misconduct of the Landlord.

13.	ASSIGNMENT AND SUBLETTING

A. Tenant shall not, without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed, (i) assign or in any manner transfer this Lease or any estate or interest therein, or (ii) permit any assignment of this Lease or any estate or interest therein by operation of law, or (iii) sublease the Premises or any part thereof, or (iv) grant any license, concession, or other right of occupancy of any portion of the Premises, or (v) permit the use of the Premises by any parties other than Tenant, its agents and employees (any of the events listed in subparts (i) through (v) in this sentence being referred to herein as a “Transfer”). For purposes hereof, the merger or consolidation of Tenant with or into any other corporation or other entity, a sale or other transfer of fifty percent (50%) or more of Tenant’s capital stock or other analogous ownership interest, or a sale or other transfer of fifty percent (50%) or more of Tenant’s assets shall be deemed an assignment of this Lease; provided, however, this sentence (i) is subject to the provisions of Paragraph 13.G below, and (ii) shall not apply to any transfer of voting stock which, as a result of such Transfer, will cause such voting stock to become traded on a nationally recognized securities exchange. Consent by Landlord to one or more assignments or sublettings shall not operate as a waiver of Landlord’s rights as to any subsequent assignments and sublettings. Notwithstanding any assignment or subletting, Tenant and any guarantor of Tenant’s obligations under this Lease (whether or not such guarantor has notice of such assignment or subletting) shall at all times remain fully responsible and liable for the payment of the rent herein specified and for compliance with all of Tenant’s other obligations under this Lease. If any Event of Default should occur while the Premises or any part thereof are then assigned or sublet, Landlord, in addition to any other remedies herein provided or provided by law, may at its option collect directly from such assignee or sublessee all rents becoming due to Tenant under such assignment or sublease, and apply such rent (other than Transfer Profits [as defined below] which shall be retained by Landlord) against any sums due to Landlord by Tenant hereunder, and Tenant hereby authorizes and directs any such assignee or sublessee to make such payments of rent direct to Landlord upon receipt of notice from Landlord. No direct collection by Landlord from any such assignee or sublessee shall be construed to constitute a novation or a release of Tenant or any guarantor of Tenant’s obligations hereunder from the further performance of its obligations hereunder or under any guaranty. Receipt by Landlord of rent from any assignee, sublessee or occupant of the Premises shall not be deemed a waiver of the covenant contained in this Lease against assignment and subletting or a release of Tenant from any obligation under this Lease. The receipt by Landlord to any such assignee or sublessee obligated to make payments of rent shall be a full and complete release, discharge, and acquittance to such assignee or sublessee to the extent of any such amount of rent so paid to Landlord. Landlord is authorized and empowered, on behalf of Tenant, to endorse the name of Tenant upon any check, draft, or other instrument payable to Tenant evidencing payment of rent, or any part thereof, and to receive and apply the proceeds therefrom in accordance with the terms hereof. Tenant shall not mortgage, pledge, or otherwise encumber its interest in this Lease or in the Premises. Any attempted assignment or sublease by Tenant in violation of the terms and covenants of this Paragraph 13 shall be void and constitute an Event of Default.

B. Without limiting in any way Landlord’s right to withhold its consent on any reasonable grounds, it is agreed that Landlord will not be acting unreasonably in refusing to consent to a Transfer if, in Landlord’s opinion, (A) the proposed Transfer involves a change of use of the Premises from that specified herein, (B) the business, activities and/or reputation of the Proposed Transferee (as defined in subparagraph 13.C below) (or its principals, employees or invitees) in the community is not acceptable to Landlord, (C) the Proposed Transferee is not, in Landlord’s reasonable opinion, sufficiently creditworthy (for the purposes of this Lease, Landlord shall be conclusively deemed to have reasonably exercised its discretion to withhold its consent to a Transfer to a person or entity that does not have a financial condition comparable to that of Tenant as of the date hereof), (D) a Mortgagee (as defined in subparagraph 14.A below) or ground lessor does not approve such assignment or sublease after being requested to approve the same if such approval is, in fact, required by the applicable Security Instrument or Ground Lease, or (E) in the case of a subletting, the subletting shall not be expressly subject to all of the provisions of this Lease and the obligations of Tenant hereunder (other than Tenant’s obligation to pay rent and any other obligations under this Lease that are in no way applicable to the proposed subleased premises) and shall not further provide that if Landlord shall recover or come into possession of the Premises before the expiration of this Lease, Landlord shall have the right, but not any obligation, to take over the sublease and to have it become a direct lease with Landlord, in which case Landlord shall succeed to all of the rights of Tenant, as sublessor, thereunder and that in such case subtenant shall be bound to Landlord for the balance of the term of the sublease and shall attorn to and recognize Landlord as its landlord under the sublease under all of the then executory terms of the sublease, except that (y) the rental obligations of such subtenant shall be, at Landlord’s election, either the obligations set forth in its sublease or the obligations of Tenant under this Lease with respect to the portion(s) of the Premises sublet to such subtenant, and (z) Landlord will not (i) be liable for any previous acts or omissions of Tenant, as sublessor, (ii) be subject to any claims of the subtenant not expressly set forth in the sublease, (iii) be bound by any modification of the sublease for which Landlord shall have not consented to in writing or by any prepayment of more than one (1) month’s rent, (iv) be bound to return such sublessee’s security deposit, if any, and/or (v) be obligated to perform any repairs or other work beyond Landlord’s obligations under this Lease. Tenant acknowledges and agrees (again without in any way limiting Landlord’s right to withhold its consent on reasonable grounds) that Landlord may also withhold its consent to a Transfer based on any one or more of the following: (1) Tenant’s failure to satisfy its obligations in this Paragraph 13; (2) at the time thereof an Event of Default has occurred and is continuing or an event has occurred and is continuing which with the giving of notice or the passage of time, or both, would constitute an Event of Default; (3) the fact that the Proposed Transferee is a governmental entity; (4) the Proposed Transferee has, or has previously had, litigation or arbitration proceedings pending with Landlord or any Affiliate or partner of Landlord; or (5) the Proposed Transferee is entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the Proposed Transferee agrees to waive such immunity, or is not subject to service of process in, and the jurisdiction of the courts of, Harris County and the State of Texas.

C. If Tenant requests Landlord’s consent to an assignment of the Lease or subletting of all or a part of the Premises, Tenant shall submit to Landlord in writing, at least twenty (20) days in advance of the date on which Tenant desires to make such an assignment or sublease, notice of the name of the proposed assignee or subtenant (a “Proposed Transferee”) and the proposed commencement date of such assignment or subletting, together with copies of all agreements entered into or contemplated to be entered into regarding such subletting or assignment, and such information as Landlord may request regarding the nature and character of the business of the applicable Proposed Transferee. Landlord shall have the option (to be exercised within ten (10) days from Landlord’s receipt of Tenant’s submission of written request), (i) to permit Tenant to assign or sublet such space to the applicable Proposed Transferee (in which event Tenant shall deliver to Landlord legible, true, correct and complete copies of all agreements relating to such assignment or subletting); or (ii) to refuse to consent to Tenant’s assignment or subleasing of such space and to continue this Lease in full force and effect as to the entire Premises. If Landlord should fail to notify Tenant in writing of such election within such ten (10) day period, Landlord shall be deemed to have elected option (ii) above. If Landlord elects to exercise option (i) above, Tenant agrees to provide, at a location approved by Landlord, direct access from such sublet space to a public corridor of the Building. Notwithstanding Landlord’s consent in any instance to any assignment or subletting, no further or subsequent assignment or subletting shall be permitted unless Landlord consents in writing thereto.

D. Tenant shall pay to Landlord all sums and other consideration payable to and for the benefit of Tenant by the applicable assignee or sublessee in excess of the Base Rent and Additional Rent Payments (as defined in subparagraph 1.(f)(ix) above) payable under this Lease for the same period and portion of the Premises (100% of such excess is herein referred to as “Transfer Profits”). Tenant hereby irrevocably and unconditionally assigns to Landlord all rents and other sums payable under any assignment of this Lease or any sublease of the Premises. All Transfer Profits paid to Tenant will be paid to Landlord promptly (and in no event more than 5 days thereafter) after Tenant’s receipt of the same.

E. If Tenant assigns this Lease or sublets all or any portion of the Premises, or requests the consent of Landlord to any proposed assignment or subletting (whether or not such assignment or subletting is consummated), then, and as a condition precedent to Landlord’s consideration of the proposed assignment or sublease, Tenant shall reimburse Landlord for its attorneys’ fees and other expenses incurred in connection therewith within twenty (20) days after Tenant’s receipt of an invoice or invoices therefor.

F. Notwithstanding any contrary provision of this Lease, if Tenant or any Proposed Transferee claims that Landlord has wrongfully withheld, conditioned or delayed its consent to a proposed assignment or subletting (or any other matter requiring Landlord’s consent or approval), or has otherwise breached its obligations under this Paragraph 13, Tenant’s and such Proposed Transferee’s only remedy shall be to seek a declaratory judgment and/or injunctive relief, and Tenant, on behalf of itself and, to the extent permitted by law, such Proposed Transferee, waives all other remedies against Landlord including, without limitation, the right to seek monetary damages or to terminate this Lease.

G. Notwithstanding anything to the contrary set forth in this Lease, Tenant may assign this Lease in its entirety without the prior written consent of Landlord to (1) any Affiliate of Tenant, (2) any partnership, corporation or other business entity into or with which Tenant shall be merged, converted or consolidated in accordance with applicable statutory provisions governing merger, conversion or consolidation of the applicable business entity, or (3) a partnership, corporation or other business entity which is a direct successor to Tenant owning all or substantially all of Tenant’s business and assets provided that, in connection with any such assignment, (a) Tenant shall have notified Landlord in writing prior to or concurrently with the effectuation of such assignment, (b) at the time thereof no Event of Default has occurred and is continuing and no event has occurred which with the giving of notice or the passage of time, or both, would constitute an Event of Default, (c) the applicable assignee shall deliver to Landlord a written agreement whereby it expressly assumes all of the obligations of the tenant under this Lease, (d) Tenant shall have reimbursed Landlord for all costs and expenses incurred by Landlord in connection with such assignment, (e) no portion of the Building and/or Complex would likely become subject to additional or different Laws as a consequence of the proposed Transfer, (f) in the case of a Transfer to an entity described in clauses (2) and (3) of this subparagraph, Tenant shall have provided Landlord with evidence reasonably acceptable to Landlord that the proposed assignee has a demonstrable tangible net worth not less than the tangible net worth of Tenant as of the date of such assignment, and (g) in the case of an assignment to an Affiliate of Tenant, Tenant shall have provided Landlord with evidence reasonably acceptable to Landlord that the proposed assignee has a demonstrable tangible net worth not less than the greater of (i) the tangible net worth of Tenant as of the date hereof, or (ii) the tangible net worth of Tenant as of the date of such assignment. Any assignment permitted without Landlord’s prior written consent as provided above (a “Permitted Transfer Without Landlord Consent”) shall not release Tenant from any of its obligations (including, without limitation, its obligation to pay rent) under this Lease. Nothing in this subparagraph or elsewhere in this Paragraph 13 shall be deemed to permit (y) any assignee to further assign this Lease or sublet all or any portion of the Premises without first obtaining Landlord’s written consent thereto, or (z) any subtenant to assign its sublease or further sublet all or any portion of the Premises to any other party without first obtaining Landlord’s written consent thereto. The term “Affiliate” will mean a person or entity directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, the party in question. As used in the immediately preceding sentence, the term “control” means, with respect to an entity that is a corporation, the right to the exercise, directly or indirectly, of more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to an entity that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

14.	LANDLORD’S INSURANCE; FIRE AND CASUALTY DAMAGE

A. Landlord agrees that it will insure the Building (excluding excavation, foundation, footings and underground flues and drains) and the machinery and equipment contained therein owned by Landlord (excluding any property with respect to which Tenant is obligated to insure pursuant to the provisions of Paragraph 15 below) against damage by fire and extended perils coverage in such reasonable amounts as would be customarily carried by an owner of a similar property in the vicinity of the Complex. Landlord will also, throughout the Term, carry public liability and property damage insurance with respect to the operation of the Building in an amount deemed prudent and necessary by Landlord or required by any party presently (or in the future) holding a mortgage and/or deed(s) of trust constituting a lien against the Building (a “Mortgagee”) or by any ground lessor. Notwithstanding any contribution by Tenant to the cost of insurance premiums as provided herein, Tenant acknowledges that it has no right to receive any proceeds from any such insurance policies carried by Landlord and that such insurance will be for the sole benefit of Landlord with no coverage for Tenant for any risk against which insurance has been obtained. Notwithstanding the foregoing, the insurance to be carried by Landlord pursuant to this subparagraph may be effected by a policy or policies of blanket insurance covering additional items or locations or insureds. If the annual premiums charged Landlord for insurance exceed the standard premium rates because the nature of Tenant’s operation results in extra hazardous exposure, and if Landlord permits such operations, then Tenant, upon receipt of appropriate premium notices, shall reimburse Landlord for such increase in such premiums as additional rent hereunder, which reimbursed amounts will not be included as a part of Insurance Expenses.

B. If the Building should be damaged or destroyed by fire, tornado or other casualty, Tenant shall give immediate written notice thereof to Landlord.

C. If the Building should be totally destroyed by fire, tornado, or other casualty, or if it should be so damaged thereby that rebuilding or repairs cannot, in Landlord’s estimation, be completed within two hundred ten (210) days after the date upon which Landlord is notified by Tenant of such damage without the payment of overtime or other premiums, Landlord may, at its option, either (i) make them within a reasonable time, and in such event, this Lease shall continue in effect and rent will be abated in the manner provided in subparagraph 14.D below, or (ii) terminate this Lease as of the date of the occurrence of such damage, and Landlord shall have no liability to Tenant for failure to make such repairs except for such abatement of rent. In the case of repairs which cannot be made, in Landlord’s opinion, within such two hundred ten (210) day period, or in the event that insurance proceeds for repairs have not been made available to Landlord by a Mortgagee or ground lessor, Landlord will notify Tenant in writing within ninety (90) days of the date of the occurrence of such damage as to whether or not Landlord will make such repairs. If Landlord elects in a written notice (a “Non-Repair Notice”) delivered to Tenant not to make such repairs which cannot be made within such two hundred ten (210) day period, or for which insurance proceeds have not been made available to Landlord by a Mortgagee or ground lessor, then, provided that the applicable damage was not caused by Tenant or any Tenant Party, Tenant may, by delivering written notice to Landlord not more than ten (10) business days after Tenant’s receipt of the applicable Non-Repair Notice, terminate this Lease as of the date of the occurrence of such damage.

D. If the Building is damaged by any peril covered by the insurance to be provided by Landlord under subparagraph 14.A above but only to such extent that rebuilding or repairs can, in Landlord’s estimation, be completed within two hundred ten (210) days after the date upon which Landlord is notified by Tenant of such damage without the payment of overtime or other premiums, this Lease shall not terminate, and Landlord shall, at its sole cost and expense, thereupon proceed with reasonable diligence to rebuild and repair the Building to substantially the condition in which it existed immediately prior to the occurrence of such damage, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements which may have been placed in, on or about the Premises by Tenant. If the Premises are untenable in whole or in part following such damage, the Base Rent payable hereunder during the period in which the same remains untenable shall be reduced to such extent as may be fair and reasonable under all of the circumstances. In the event that Landlord should fail to complete repairs and rebuilding of the Premises as required hereby within the Casualty Repair Delivery Period (as defined below), Tenant may, at its option, terminate this Lease by delivering written notice of termination to Landlord on or before the tenth (10th) day after the expiration of the Casualty Repair Delivery Period as Tenant’s exclusive remedy, whereupon all rights and obligations hereunder shall cease and terminate except those that expressly survive the expiration or any earlier termination of this Lease; provided, however, if Tenant delivers such written termination notice to Landlord and, on the date of such delivery, Landlord is continuing with commercially reasonable diligence to cause such damage to the Premises to be repaired as required hereby, then such termination shall not be effective; provided further, however, if (a) Tenant’s termination notice is not effective due to the foregoing, and (b) thereafter Landlord fails to continue with commercially reasonable diligence to cause such damage to the Premises to be repaired as required hereby, then Tenant may terminate this Lease by giving Landlord written notice thereof within ten (10) days after the date of such failure. As used herein, the term “Casualty Repair Delivery Period” will mean the period of time beginning on the two hundred seventieth (270th) day after the date upon which Landlord is notified by Tenant of such damage, and ending on the date which shall be determined by adding to such 270th day the number of days that Landlord is delayed and/or prevented from completing or causing the completion of the required repair of the applicable damage to the Premises as a result of Force Majeure Delays (as defined in Paragraph 26 below).

E. Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Building requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within sixty (60) days after such requirement is made by any such holder, whereupon all rights and obligations hereunder shall cease and terminate other than those that expressly survive the expiration or any earlier termination of this Lease. Additionally, either Landlord or Tenant may, by giving written notice of termination to the other party within thirty (30) days after the date of the occurrence of damage or destruction which materially interferes with Tenant’s normal operation of its business at the Premises, elect to terminate this Lease as a result of such damage or destruction if the same occurs during the last twelve (12) months of the Term and Tenant has not previously exercised the Extension Option (as defined in the Exhibit “F” attached hereto).

F. Tenant acknowledges and agrees that (i) Landlord will not carry insurance of any kind on (1) Tenant’s furnishings or furniture, (2) the leasehold improvements in or to the Premises, or (3) any fixtures or equipment removable by Tenant under the provisions of this Lease, and (ii) Landlord shall not be required to repair any injury or damage caused by fire or other cause, or to make any repairs or replacements to or of improvements installed in or to the Premises by or for Tenant, all of which shall be the sole responsibility of Tenant. Additionally, if repairs to the Premises (other than leasehold improvements) are being conducted by or on behalf of Landlord, Tenant shall (a) cooperate with Landlord and its contractor(s) in connection with the same including, without limitation, vacating all or a portion of the Premises to the extent Landlord reasonably determines it necessary in order to complete such repairs or to protect occupants of the Premises, and (b) coordinate the completion of Tenant’s required repairs and/or replacements of leasehold improvements within or which are a part of the Premises with Landlord’s completion of its required repairs.

G. Tenant agrees that, in the event of damage or destruction to the leasehold improvements in the Premises covered by insurance required to be taken out by Tenant pursuant to this Lease, Tenant shall use the proceeds of such insurance for the purpose of repairing or restoring such leasehold improvements provided that Landlord satisfies its restoration obligations in this Paragraph 14. In the event of (1) damage or destruction to the Building entitling either Landlord or Tenant to terminate this Lease pursuant to this Paragraph 14, and (2) a termination of this Lease pursuant to such Paragraph, then (i) if the Premises have also been damaged, Tenant shall process the necessary claim therefor and pay to Landlord all of Tenant’s insurance proceeds relating to the leasehold improvements in the Premises promptly after Tenant’s receipt of the same, and (ii) if the Premises have not been damaged, Tenant shall deliver to Landlord, in accordance with the provisions of this Lease, possession of the Premises together with all leasehold improvements located therein except as otherwise expressly provided in this Lease to the contrary. Tenant’s payment obligation in subpart (i) above will survive the termination of this Lease.

15.	INDEMNIFICATION AND EXCULPATION; TENANT’S INSURANCE

A. Notwithstanding anything to the contrary contained in this Lease, except to the extent Landlord has expressly assumed any such liability pursuant to the express provisions of this Lease, Landlord shall not be liable to Tenant or any Tenant Party for: (a) any loss (including loss by theft) or damage to property of Tenant, or of others, located in, on or about the Premises; (b) any injury to, or death of, any persons or any loss of, or damage to, any property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or leaks from any part of the Premises or from the pipes, appliance of plumbing works or from the roof, street or subsurface or from any other places or by dampness or by any other cause of whatsoever nature; (c) any such damage in, on or about the Premises caused by other persons, occupants of adjacent property, or the public; or (d) Claims arising from or related to any construction defects, errors, omissions or other conditions now or hereafter affecting the Premises, except to the extent that Landlord has, pursuant to the terms of this Lease, expressly assumed an obligation with respect to such conditions. Tenant, as a material part of the consideration to be rendered to Landlord under this Lease, hereby waives all Claims, Tenant or Tenant’s successors or transferees may have against Landlord or any other Landlord Related Parties for any of the matters described in subparts (a) through (d) of this subparagraph 15.A. Landlord shall in no event be liable for any consequential or special damages or loss of business or profits and Tenant hereby waives any and all claims for any such damages as well as any rights of Tenant to claim a lien on property of Landlord in its possession (excluding, however, the right to obtain a judgment lien) or in or to the rent due to Landlord under this Lease. In the event of a conflict between the terms and provisions of this subparagraph 15.A and any other terms and provisions of this Lease, the terms and provisions of this subparagraph 15.A shall control.

B. Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and all other Landlord Related Parties harmless from and against, any and all Claims arising or resulting from (i) any injury to, or death of, any person, or any loss of, or damage to, any property in or on the Premises, or connected with the use, condition or occupancy thereof; (ii) any act, omission or negligence of Tenant or any Tenant Parties; (iii) the use of the Premises and conduct of Tenant’s business by Tenant or any Tenant Parties, or any other activity, work or thing done, permitted or suffered by Tenant or any Tenant Parties, in, on or about the Premises; (iv) the exercise of any of the rights granted to Tenant in this Lease or any amendments thereto; and (v) any breach, violation, or non-performance of any obligation of Tenant under this Lease; provided, however, such indemnification by Tenant shall not include any Claims waived by Landlord in Paragraph 30 below, and Tenant shall not be required to indemnify or hold Landlord or any other Landlord Related Parties harmless from any Claims to the extent resulting from the negligence or willful misconduct of Landlord or any other Landlord Related Parties. In case any action or proceeding is brought against Landlord or any other Landlord Related Parties by reason of any Claims covered by an indemnity obligation of Tenant set forth in this Lease, Tenant shall, after Tenant’s receipt of written notice from Landlord, defend the same at Tenant’s expense by counsel reasonably approved in writing by Landlord.

C. On or before the earlier of the Commencement Date or the date Tenant commences or causes to be commenced any work of any type in or on any portion of the Premises, and continuing during the entire Term, Tenant shall obtain and keep in full force and effect the following insurance: (1) Special Form (formerly referred to as “All Risk”) property insurance, including fire and extended coverage, sprinkler leakage, vandalism, and malicious mischief coverage, law and/or ordinance coverage, and time element coverage (including extra expense), upon property and improvements of every description and kind located (i) in the Premises, or (ii) otherwise at the Complex if owned by Tenant (including, without limitation, all leasehold improvements in or to the Premises), in an amount not less than the full replacement cost thereof; (2) commercial general liability insurance coverage, including personal injury, bodily injury (including wrongful death and medical expenses for bodily injury occurring within the Premises), broad form property damage, operations hazard, owner’s protective coverage, contractual liability, and products and completed operations liability, with a general aggregate of not less than $2,000,000.00 and a per occurrence limit of not less than $1,000,000.00; (3) workers’ compensation insurance as required by the State of Texas and in amounts as may be required by applicable statute (if no workers’ compensation insurance is statutorily required, Tenant shall carry workers’ compensation insurance in a minimum amount of $1,000,000.00), and employer’s liability insurance in an amount not less than $1,000,000.00 or the amount required by law, whichever is greater, covering all persons employed by Tenant in connection with any work done on or about the Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Premises; (4) umbrella excess liability insurance, on an occurrence basis with “drop down” coverage, that applies in excess of required commercial general liability, business auto liability, and employer’s liability insurance policies and which provides for coverage in the same manner as the applicable primary liability insurance policy with the following minimum limits: $5,000,000.00 each occurrence and $5,000,000.00 as general and specific aggregates (such umbrella excess liability insurance shall contain no exclusions to, or limitations on, the coverage of such insurance other than those of the applicable primary liability insurance policy); and (5) any other form or forms of insurance as Tenant or Landlord or any Mortgagee or ground lessor may reasonably require from time to time. The limits or amounts of said insurance coverage shall not, however, limit the liability of Tenant hereunder. If Tenant shall fail to procure and maintain said insurance Landlord may, but shall not be required to, procure and maintain same, and in such events, premiums and costs thereof shall be reimbursed and paid by Tenant to Landlord on demand by Landlord.

D. Each policy required to be obtained by Tenant hereunder shall: (1) be issued by responsible insurers satisfactory to Landlord and that are authorized to do business in the State of Texas; (2) be in form reasonably satisfactory from time to time to Landlord; (3) name Tenant as named insured thereunder and, except for workers’ compensation insurance, name Landlord and all other Landlord Parties (as defined in subparagraph 15.G below) as additional insureds (and with respect to property insurance, as loss-payees) thereunder, all as their respective interests may appear; (4) not have a deductible amount exceeding $10,000.00; provided, however, that Hydrochem Industrial Services, Inc. and any assignee following a Permitted Transfer Without Landlord Consent will have the right to maintain deductible or self-insured retention amounts up to $500,000.00 ($50,000.00 with respect to property insurance); (5) specifically provide that the insurance afforded by each such liability policy for the benefit of Landlord and any other Landlord Parties shall be primary to any insurance carried by Landlord or such other Landlord Parties, which insurance carried by Landlord or such other Landlord Parties shall be excess and non-contributing with respect to Tenant’s insurance; (6) contain an endorsement that the insurer waives its right to subrogation as described in Paragraph 30 below; and (7) be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. Certified copies of such policies, together with receipt evidencing payment of premiums therefor, shall be delivered to Landlord upon Tenant’s execution of this Lease. Additionally, if Tenant has provided one or more parties with one or more letters of credit to secure Tenant’s deductible or self-insured retention responsibilities, Tenant shall also provide Landlord with evidence of the existence of such letter(s) of credit. Prior to the expiration date of any such policies, Tenant shall provide Landlord reasonable evidence that the expiring policy will be replaced, and Tenant will provide certificates evidencing renewal or replacement of such insurance as soon as practicable thereafter. Such policies shall further provide that not less than thirty (30) days written notice shall be given to Landlord before such policy may be canceled or changed to reduce insurance provided thereby.

E. The per occurrence and general aggregate amounts of the commercial general liability insurance, employer’s liability insurance and umbrella excess liability insurance required above, as well as the combined single limit amount of the business automobile liability insurance required above, may be increased every two (2) years during the Term to amounts reasonably required by Landlord, and Tenant shall, within thirty (30) days after Tenant’s receipt of written notice of any such increase in insurance coverage, deliver to Landlord evidence that the required insurance coverage is then in effect and otherwise satisfies the requirements of this Paragraph 15, as amended. Tenant’s liability insurance shall (1) be written on an occurrence or claims-made basis, and (2) be primary and noncontributory to any other insurance carried by Landlord or any other Landlord Parties. If Tenant’s liability insurance is written on a claims-made basis, Tenant shall obtain and maintain the liability insurance required by this Paragraph 15 for a period of time after the expiration or any earlier termination of this Lease sufficient to insure against Claims arising prior to the date of such expiration or earlier termination which are covered by one or more of Tenant’s indemnities set forth in this Lease. All commercial general liability insurance maintained by Tenant as required by this Lease (and any commercial umbrella applicable thereto) shall be endorsed using Insurance Services Office (“ISO”) form CG 2404 1093 (i.e., a waiver of subrogation endorsement) and ISO form CG 2026 1185 (or any successor forms thereto or such other form that is in all material respects the same as the applicable form), and both such endorsements shall be unmodified and shall be in favor of all Landlord Parties. All workers’ compensation and employer’s liability insurance maintained by Tenant as required by this Lease (and any commercial umbrella applicable thereto) shall be endorsed using ISO endorsement form WC 429394 (i.e., a waiver of subrogation endorsement) or any successor form thereto or such other form that is in all material respects the same as the applicable form, and such endorsement shall be in favor of all Landlord Parties. If any of the ISO forms identified in this Paragraph 15 are no longer available, Tenant shall thereafter be obligated to use a form that is then available and is in all material respects the same as the form previously made available for use by the ISO or such other form that is in all material respects the same as the then available ISO form.

F. If Tenant or any other Tenant Party, or any contractor(s) of Tenant or any other Tenant Party or any subcontractor(s) of any such contractor(s), performs any work on any portion or portions of the Premises or, as expressly permitted by this Lease, on approved areas of the Complex other than the Premises, prior to the commencement of any such work, Tenant shall deliver to Landlord certificates issued by insurance companies licensed to do business in the State of Texas, in form and content approved in writing by Landlord, evidencing that commercial general liability, workers’ compensation, employer’s liability, automobile liability, builders’ risk and other insurance as required by Landlord, in amounts and with companies reasonably satisfactory to Landlord, are in force and effect and maintained by all contractors engaged by Tenant or any other Tenant Party (and all subcontractors of any such contractors) to perform such work, and name all Landlord Parties as additional insureds except with respect to workers’ compensation insurance and property insurance.

G. As used herein, the term “Landlord Parties” means (i) Landlord, (ii) any Mortgagee whose loan is secured by a lien against the Complex, or any portion thereof, that has been identified to Tenant in a writing sent by Landlord or its agent or property manager, (iii) any ground lessor of all or any portion of the Complex that has been identified to Tenant in a writing sent by Landlord or its agent or property manager, (iv) Landlord’s property manager and any other parties which Landlord shall reasonably deem necessary, (v) their respective shareholders, members, partners, successors, assigns, heirs, affiliates and subsidiaries, and (vi) any directors, officers, employees, agents or contractors of the persons or entities described in subparts (i) through (v) above.

H. Contemporaneously with their execution and delivery of this Lease, Landlord and Tenant have entered into an Environmental Indemnity Agreement in the form attached hereto as Exhibit “I”.

16.	CONDEMNATION

A. If the whole or any substantial part of the Premises should be taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain, or by private purchase in lieu thereof and the taking would prevent or materially interfere with the use of the Premises for the purpose for which they are being used, this Lease shall terminate and the rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises shall occur.

B. If part of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and the taking does not prevent or materially interfere with the use of the Premises, and this Lease is not terminated as provided in subparagraph A above, this Lease shall not terminate but the rent payable hereunder during the unexpired portion of this Lease shall be reduced to such extent as may be fair and reasonable under all of the circumstances.

C. In the event of any such taking or private purchase in lieu thereof, Landlord shall be entitled to receive and retain all compensation awarded in any condemnation proceedings.

17.	HOLDING OVER

Tenant will, at the termination of this Lease by lapse of time or otherwise, yield up immediate possession to Landlord. If Tenant holds over after the expiration or earlier termination of this Lease, then, without waiver of any right available to Landlord as a result of Tenant’s failure to timely surrender possession of the Premises to Landlord, Tenant shall become a tenant at sufferance only, upon the terms and conditions set forth in this Lease so far as applicable (including, without limitation, Tenant’s obligation to pay Tenant’s applicable share of taxes, utilities, Insurance Expenses, Operating Expenses, Common Area Janitorial Expenses and all other costs, expenses and other additional rent due and payable by Tenant under this Lease), but at a monthly base rent equal to one hundred fifty percent (150%) of the greater of (y) the monthly Base Rent applicable to the Premises immediately prior to the date of such expiration or earlier termination, or (z) the monthly fair market rental value of the Premises as of the date of the expiration or earlier termination of this Lease, as reasonably determined by Landlord, computed on a daily basis for each day of the hold-over period. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided. The preceding provisions of this Paragraph 17 shall not be construed as Landlord’s consent for Tenant to hold over. If, for any reason, Tenant fails to surrender the Premises on the expiration or earlier termination of this Lease, then, in addition to Landlord’s rights and remedies under this Lease, Tenant shall indemnify, protect, defend and hold Landlord and all other Landlord Related Parties harmless from and against any and all Claims resulting from such failure to surrender including, without limitation, any Claims made by any succeeding tenant based thereon; provided, however, in no event shall the foregoing indemnity cover any special or consequential damages as a result of any holding over by Tenant unless and until such holding over has continued for more than thirty (30) days after Tenant has received written notice that Landlord has (1) located a party interested in leasing at least all or any portion of the Premises, and (2) begun discussions regarding the terms on which such party would lease at least all or any portion of the Premises.

18.	QUIET ENJOYMENT

Landlord covenants that it now has, or will acquire before Tenant takes possession of the Premises, good title to the Premises, free and clear of all liens and encumbrances, excepting only the lien for current taxes not yet due, such mortgage or mortgages as are permitted by the terms of this Lease, zoning ordinances and other building and fire ordinances and governmental regulations relating to the use of such property, and easements, restrictions and other conditions of record. In the event this Lease is a sublease, then Tenant agrees to take the Premises subject to the provisions of the prior leases. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, upon paying the rental herein set forth and performing its other covenants and agreements herein set forth, shall peaceably and quietly have, hold and enjoy the Premises for the term hereof without hindrance or molestation from Landlord, subject to the terms and provisions of this Lease.

19.	EVENTS OF DEFAULT

The following events shall be deemed to be “Events of Default” by Tenant under this Lease:

A. With respect to any payment of rent (whether a monthly installment of Base Rent or any other amount due and payable by Tenant pursuant to this Lease) due from Tenant to Landlord under this Lease not made by Tenant when due, the failure by Tenant to make such payment to Landlord within five (5) business days after Tenant receives written notice specifying that the applicable payment was not made when such payment was due.

B. Tenant shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.

C. Tenant shall file a petition under any section or chapter of the National Bankruptcy Act, as amended, or under any similar law or statute of the United States or any state thereof; or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant thereunder, as applicable.

D. A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant.

E. The leasehold hereunder shall be taken on execution or other process of law in any action against Tenant.

F. Tenant shall desert or vacate any substantial portion of the Premises without providing a reasonable level of security to minimize the potential for vandalism, or where the coverage of the property insurance Tenant is obligated to obtain and maintain is jeopardized as a result thereof.

G. Tenant shall fail or refuse to move into or take possession of the Premises within fifteen (15) days after the Premises Delivery Date.

H. A breach by Tenant of any of the provisions of Paragraphs 9, 13 or 15 above.

I. Tenant shall fail to comply with any term, provision or covenant of this Lease (other than the foregoing in this Paragraph 19), where such failure shall continue for a period of ten (10) days after Tenant’s receipt of written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than ten (10) days are reasonably required for its cure, then Tenant will not be deemed to be in default if Tenant shall commence such cure within five (5) business days after Tenant’s receipt of the applicable written notice of default and thereafter diligently and continuously prosecute such cure to completion within thirty (30) days after Tenant’s receipt of such written notice of default (or such longer time as Landlord may agree in writing), but in any event prior to the time such failure would result in a violation of applicable Laws or a default by Landlord under any then in effect Ground Lease or Security Instrument (as defined in Paragraph 22 below).

J. Any Event of Default specified in any other provisions of this Lease.

20.	REMEDIES

Upon the occurrence and during the continuance of any of such events of default described in Paragraph 19 hereof, then, and in any such event, Landlord, besides other rights or remedies it may have under this Lease, at law or in equity and without prejudice to any of the same, shall have the option to pursue any one or more of the following remedies without judicial process and without any notice or demand whatsoever:

A. Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails so to do, Landlord may, without prejudice to any other remedy which it may have for possession or arrearage in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim of damages therefor; and Tenant agrees to pay Landlord, on demand, the amount of all loss and damage which Landlord may suffer by reason of such termination, whether through inability to relet the Premises on satisfactory terms or otherwise. If this Lease is terminated by Landlord after a default by Tenant, Tenant shall be liable for and shall pay to Landlord the sum of all rent and other payments owed to Landlord hereunder accrued to the date of such termination, plus, as liquidated damages, an amount equal to the present value (computed as of the date of any such termination using a discount factor equal to six percent (6%) per annum) of (1) the total rent and other payments which would have been due for the remaining portion of the Term, less (2) the future rentals (net of market leasing commissions, costs to refurbish the Premises, and other costs Landlord would anticipate incurring in connection with a reletting of the Premises) for such period that will be, or with reasonable efforts could be, collected by Landlord in connection with a reletting of the Premises (and in determining the amount of such future rentals, the factors to be taken into account will include, without limitation, the time necessary to re-let the Premises and market rental concessions).

B. Enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying such Premises or any part thereof, by force if necessary, without being liable for prosecution or any claim for damages therefor, and relet the Premises and receive the rent therefor; and Tenant agrees to pay to the Landlord, an demand, any deficiency that may arise by reason of such reletting. In the event Landlord is successful in reletting the Premises at a rental in excess of that agreed to be paid by Tenant pursuant to the terms of this Lease, Landlord and Tenant each mutually agree that Tenant shall not be entitled, under any circumstances, to such excess rental, and Tenant does hereby specifically waive any claim to such excess rental.

C. Enter upon the Premises, by force if necessary, without being liable for prosecution or any claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord, on demand, for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by the negligence of Landlord or otherwise.

D. Alter locks and other securing devices at the Premises, without being liable for prosecution or any claim of damages therefor, and such alteration of locks and securing devices shall not be deemed unauthorized or constitute a conversion. Tenant acknowledges that Landlord may require full payment of all sums then due to Landlord under this Lease by cashier’s check as a condition to Tenant’s entitlement to a key to new or altered locks that Landlord may have placed on the leased premises after an Event of Default.

E. Terminate Tenant’s right of possession (but not this Lease) and repossess the Premises by forcible detainer suit or otherwise, without demand or notice of any kind to Tenant and without terminating this Lease. If Tenant receives written notice of a termination of its right to possession, such notice will serve as both a notice to vacate, and a demand for possession of, the Premises, and Landlord may immediately thereafter initiate a forcible detainer action without any further demand or notice of any kind to Tenant.

F. Seek (and Landlord will be entitled to do so) and, to the extent permitted by applicable Laws, obtain injunctive relief in case of the violation, or attempted or threatened violation, of any of the provisions of this Lease, or a decree compelling performance of any of the provisions of this Lease.

G. Receive payment from Tenant, in addition to any sum provided to be paid above, for any and all of the following expenses for which Tenant shall be considered liable:

(1) Broker’s fees incurred by Landlord in connection with reletting the whole or any part of the Premises;

(2) The cost of removing and storing Tenant’s or other occupant’s property;

(3) The cost of repairing, altering, remodeling or otherwise putting the Premises into condition acceptable to a new tenant or tenants, plus a reasonable charge to cover overhead; and

(4) All other costs or expenses incurred by Landlord in enforcing Landlord’s remedies.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants here in contained. No act or thing done by the Landlord or its agents during the term hereby granted shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of said Premises shall be valid unless it is in writing and signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the other terms, provisions and covenants herein contained. Landlord’s acceptance of the payment of rental or other payments hereunder after the occurrence of an event of default shall not be construed as a waiver of such default, unless Landlord so notifies Tenant in writing. Forbearance of default shall not be deemed or construed to constitute a waiver of such default or of Landlord’s right to enforce any such remedies with respect to such default of any subsequent default.

If Tenant shall fail to pay any sum of money (other than Base Rent and any other amounts payable by Tenant to Landlord pursuant to this Lease) or perform any other act on its part to be paid or performed hereunder and such failure shall continue for such a period of time so as to constitute an Event of Default, Landlord may (but shall have no obligation to) make such payment or perform such other act on behalf of Tenant without in any way waiving or releasing Tenant from any of Tenant’s obligations under this Lease. All sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within ten (10) days after demand therefor. Additionally, if Landlord shall incur any costs and/or expenses (including, without limitation, attorneys’ fees and disbursements) in connection with (i) attempts to collect sums due and payable by Tenant under this Lease and/or the enforcement of the obligations of Tenant, or the rights of Landlord, under this Lease, or (ii) any amendments to this Lease (whether or not expressly required by the terms and provisions of this Lease) or any assignment of this Lease pursuant to an order entered by a bankruptcy or other court, Tenant shall pay to Landlord the amount of such costs and/or expenses within ten (10) days after demand therefor.

Nothing in this Paragraph 20 shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease. The obligations of Tenant under this Paragraph 20 shall survive the expiration or any earlier termination of this Lease.

21.	LANDLORD’S LIEN

In addition to any statutory lien for rent in Landlord’s favor, Landlord shall have, and Tenant hereby grants to Landlord, a continuing security interest for all rentals and other sums of money becoming due hereunder from Tenant, upon all goods, wares, equipment, fixtures, furniture inventory, accounts, contract rights, chattel paper and other personal property of Tenant situated on the Premises, and such property, shall not be removed therefrom without the consent of Landlord until all arrearage in rent, as well as any and all other sums of money then due to Landlord hereunder, shall first have been paid and discharged. In the event of a default under this Lease, Landlord shall have, in addition to any other remedies provided herein or by law, all rights and remedies under the Uniform Commercial Code, including without limitation the right to sell the Property described in this Paragraph 21 at public or private sale upon five (5) days notice to Tenant. Notwithstanding the foregoing, Tenant shall have no obligation to execute any financing statements or other instruments necessary or desirable in Landlord’s discretion to perfect the security interest hereby created. Any statutory lien for rent is not hereby waived, the express contractual lien herein granted being in addition and supplementary thereto. Contemporaneously with its execution and delivery of this Lease, Landlord has executed and delivered to Tenant at least two (2) multiple original counterparts of that certain Landlord’s Subordination, Waiver and Consent in the form attached hereto as Exhibit “H”. Upon Tenant’s written request and provided that no Event of Default has occurred and is continuing and no event which with the giving of notice or the passage of time, or both, would constitute an Event of Default, Landlord will waive its statutory landlord’s lien and the security interest and other rights granted to Landlord in this Paragraph to the security interest of Tenant’s supplier(s) or unaffiliated third-party financial source(s) by the execution of a waiver agreement in form and content approved in writing by Landlord provided that, (i) prior to Landlord’s execution and delivery of the applicable waiver agreement, Tenant has reimbursed Landlord for all costs and expenses incurred by Landlord in connection therewith, and (ii) such waiver agreement is only effective during such time as such security interest is valid and in effect.

22.	MORTGAGES

Tenant accepts this Lease subject and subordinate to all Ground Leases now or hereafter existing and all renewals, modifications, consolidations, replacements and extensions thereof, and any mortgages and/or deed(s) of trust now or at any time hereafter constituting a lien or charge upon the Premises and/or the Complex (each a “Security Instrument”) and all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, that the foregoing subordination in respect of any Security Instrument placed upon the Premises after the date hereof shall not become effective until and unless the applicable ground lessor or holder delivers to Tenant a non-disturbance agreement (a “Non-Disturbance Agreement”) in recordable form which provides that if no Event of Default has occurred and is continuing, such Lender will not disturb Tenant’s right of occupancy of the Premises in accordance with the terms and provisions of this Lease in the event of a foreclosure or termination, as applicable, of any such Security Instrument (a Non-Disturbance Agreement may also include Tenant’s agreement to attorn as set forth below and will contain such other provisions as the applicable ground lessor or holder shall require in connection therewith provided that such provisions will not in any way materially change the rights and obligations of Tenant under this Lease or materially reduce the obligations of Landlord under this Lease). Although the subordination in the immediately preceding sentence shall be self-operating (subject to the delivery of the required Non-Disturbance Agreement), Tenant, or its successors in interest, shall, within ten (10) business days after its receipt of Landlord’s request, execute and deliver any and all Non-Disturbance Agreements delivered to Tenant by Landlord. If any ground lessor or the mortgagee, trustee or holder of any such Security Instrument elects to have Tenant’s interest in this Lease superior to the applicable Ground Lease or Security Instrument, then by notice to Tenant from such ground lessor, mortgagee, trustee or holder, this Lease shall be deemed superior to the applicable Ground Lease or the applicable Security Instrument and the lien and/or security interest evidenced thereby, whether this Lease was executed before or after such Ground Lease or Security Instrument. Tenant shall, within ten (10) business days after its receipt thereof, execute any instruments, releases or other documents or agreements which may be required by any Mortgagee for the purpose of subjecting and subordinating any Ground Lease or Security Instrument and the lien and/or security interest evidenced thereby to this Lease.

23.	LANDLORD’S DEFAULT

A. In the event Landlord should become in default in any payments due on any such mortgage described in Paragraph 22 hereof or in the payment of taxes or any other items which might become a lien upon the Premises and which Tenant is not obligated to pay under the terms and provisions of this Lease, Tenant shall simultaneously give Landlord and Landlord’s mortgagee (provided Landlord or Landlord’s mortgagee shall have advised Tenant of the name and address of Landlord’s mortgagee) written notice specifying such default with particularity and Landlord shall thereupon have thirty (30) days (plus an additional reasonable period as may be required in the exercise by Landlord of due diligence) in which to cure any such default. In addition, Landlord’s mortgagee shall have the right (but not the obligation) to cure or remedy such default during the period that is permitted to Landlord hereunder, plus an additional period of thirty (30) days, and Tenant will accept such curative or remedial action taken by Landlord’s mortgagee with the same effect as if such action had been taken by Landlord.

B. Upon the failure of Landlord or Landlord’s mortgagee to cure such default in accordance with the provisions of Paragraph 23.A hereof, Tenant shall be authorized and empowered to pay any such items for and on behalf of Landlord, and the amount of any item so paid by Tenant for and an behalf of Landlord, together with any interest or penalty required to be paid in connection therewith, shall be payable on demand by Landlord to Tenant; provided, however, that Tenant shall not be authorized and empowered to make any payment under the terms of this Paragraph 23 unless the item paid shall be superior to Tenant’s interest hereunder. Tenant’s exclusive remedy shall be an action for damages against Landlord, and Tenant hereby waives the benefit of any laws granting it a lien upon the property of Landlord and/or upon rent due Landlord. In the event Tenant pays any mortgage debt in full, in accordance with this paragraph, it shall, at its election, be entitled to the mortgage security by assignment or subrogation.

24.	MECHANIC’S LIENS

Tenant shall have no right, power or authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord in the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs, and each such claim shall affect and each such lien shall attach to, if at all, only the leasehold interest granted to Tenant by this Lease. Tenant shall in no way be considered to be an agent of Landlord in connection with the installation and/or construction of any leasehold improvements, and no leasehold improvements shall be deemed to be for the use and benefit of Landlord so that no liens shall be allowed against the estate of Landlord by reason of Landlord’s consent to the same. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Premises or the improvements thereon, and that it will save and hold Landlord and all other Landlord Related Parties harmless from any and all Claims based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the Premises or under the terms of this Lease.

25.	ASSIGNMENT BY LANDLORD

Landlord shall have the right to assign or transfer, in whole or in part, every feature of its rights and obligations hereunder and in the Building and Premises. Such assignments or transfers may be made to a corporation, trust, trust company, individual or group of individuals, and howsoever made shall be in all things respected and recognized by Tenant. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to, or a lessee’s interest in a Ground Lease of, the Building and/or Complex. In the event of any transfer or conveyance of any such title or interest (other than a transfer for security purposes only), the transferor shall be automatically relieved of all covenants and obligations on the part of Landlord contained in this Lease accruing after the date of such transfer or conveyance provided that the transferee assumes the obligations of the landlord hereunder accruing after the effective date of such transfer. In the event of the sale or assignment of Landlord’s interest in the Complex (including, without limitation, a foreclosure sale or conveyance in lieu thereof), or in the event of the termination of any Ground Lease, Tenant shall be deemed to have attorned to, and to have recognized, such purchaser, grantee, assignee or ground lessor, as applicable, as the landlord under this Lease, and this Lease shall continue in force and effect as a direct lease between, and shall be binding upon, Tenant and such purchaser, grantee, assignee or ground lessor. The foregoing shall be self-operative and no further instrument of attornment need be required by any Mortgagee, trustee, purchaser, grantee, assignee or ground lessor; provided, however, that Tenant, or its successors in interest, will, within ten (10) business days after Tenant’s receipt of a written request therefor, execute and deliver whatever instruments may be reasonably required to carry out the intent of this Paragraph.

26.	DISCLAIMER

If either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction (including failure, refusal or delay in issuing permits, approvals and/or authorizations), injunction or court order, terrorist attacks (including, without limitation, bio-chemical attacks), riots, insurrection, war, fire, earthquake, flood or other natural disaster or other reason of a like nature not the fault of the party delaying in performing work or doing acts required under the terms of this Lease (but excluding delays due to financial inability) (collectively, “Force Majeure Delays”), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Paragraph shall not apply to nor operate to excuse Tenant from the payment of rent strictly in accordance with the terms of this Lease and shall not extend any of Tenant’s cure periods provided in Paragraph 19 above or any period of time to exercise any right or option by Tenant available to it pursuant to the terms and provisions of this Lease.

27.	LAWS AND REGULATIONS; BUILDING RULES

Tenant covenants and agrees with Landlord to comply with all laws, ordinances, rules and regulations of any Governmental Authority having jurisdiction of the Premises that relate to the use, condition or occupancy of the Premises. Tenant will comply fully, and cause all Tenant Parties to comply fully, with all requirements of the rules and regulations with respect to the Premises, the Building, the Complex and the Common Areas which are provided to Tenant in writing. Landlord shall at all times have the right to change such rules and regulations or to promulgate other rules and regulations in such manner as Landlord may deem advisable, all of which rules and regulations, changes and amendments will be sent by Landlord to Tenant in writing and shall be thereafter carried out and observed by Tenant and all Tenant Parties. While all of such rules and regulations are intended to be uniformly enforced as to all tenants and other occupants of the Complex, Landlord shall not be responsible to Tenant for the non-performance by any other occupant at the Complex of any of such rules and regulations, and the failure of such other occupant at the Complex to comply with any of such rules and regulations shall not relieve Tenant from its obligation to comply with the same. In the event of a conflict between the terms and provisions of any such rules and regulations and the terms and provisions of this Lease, the terms and provisions of this Lease shall control; provided, however, that this sentence shall not relieve, or be deemed to relieve, Tenant from its obligation to comply with (and cause Tenant Parties to comply with) any rules or regulations that regulate or otherwise affect Tenant’s use and/or occupancy of the Premises as opposed to any such rules or regulations that expressly prohibit the exercise by Tenant of any of the rights granted to it pursuant to the express terms and provisions of this Lease.

28.	RECOVERY OF FEES

If either Landlord or Tenant should bring suit against the other with respect to this Lease, including for unlawful detainer or any other relief against the other hereunder, then all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by the prevailing party therein shall be paid by the other party. The foregoing shall in no manner limit, or be deemed or construed to limit, the rights of either Landlord or Tenant to recover fees, costs and/or expenses to the extent other provisions of this Lease expressly provide for any such recovery. For purposes of this Section, a party shall be considered to be the “prevailing party” to the extent that (1) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (2) such party did not initiate the litigation and did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (3) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking. If Tenant requests any consent or other action on the part of Landlord, Tenant shall pay all costs and expenses incurred by Landlord in connection therewith (including, without limitation, attorneys’ fees and expenses) within twenty (20) days after Tenant’s receipt of an invoice or invoices therefor.

29.	NO IMPLIED WAIVER

The failure of Landlord to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power, or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. A receipt by Landlord of any rent with knowledge of the breach of any covenant or agreement contained in this Lease shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of rent due under this Lease shall be deemed to be other than on account of the earliest rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

30.	MUTUAL WAIVERS OF RECOVERY AND SUBROGATION RIGHTS

All fire, extended coverage and/or property or damage insurance which must be carried by Tenant or Landlord shall be endorsed with a subrogation clause substantially as follows: “This insurance shall not be invalidated should the insured waive in writing, prior to a loss, any or all right of recovery against any party for loss occurring to the property described herein.” Landlord and Tenant each hereby releases the other party from, and waives (and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive), any and all Claims and/or rights it may have against the other (including, without limitation, a direct action for damages, all rights of recovery and all rights of their respective insurance carrier(s) based upon an assignment from its insured) on account of any loss or damage occasioned to Landlord or Tenant, as the case may be (INCLUDING, WITHOUT LIMITATION, ALL RIGHTS [BY WAY OF SUBROGATION OR OTHERWISE] OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF, OR CAUSED BY, THE FAULT, NEGLIGENCE OR OTHER TORTIOUS CONDUCT, ACTS OR OMISSIONS OF ANY LANDLORD RELATED PARTY OR TENANT PARTY), to their respective property, the Premises, its contents or to any other portion of the Complex arising from any risk covered by the current Texas State Board of Insurance promulgated form of property insurance and the customary commercially obtainable endorsements thereto, or covered by any other insurance actually carried by Tenant or Landlord or required to be carried by Tenant and Landlord, respectively, pursuant to this Lease. If a party waiving rights under this Paragraph is carrying a property insurance policy in the promulgated form used in the State of Texas and an amendment to such promulgated form is passed, such amendment shall be deemed not a part of such promulgated form until it applies to the policy being carried by the waiving party. If necessary to prevent the invalidation of the foregoing insurance coverage, each party to this Lease agrees immediately to give to each such insurance company written notification of the terms of the mutual waivers contained in this Paragraph and to have such insurance policies properly endorsed to prevent such invalidation. The foregoing waivers shall be effective whether or not the parties maintain the required insurance, and such release and waiver by Landlord will include Tenant and any other Tenant Parties, and such release and waiver by Tenant will include Landlord and any other Landlord Related Parties.

31.	NOTICE AND CURE

In the event of any act or omission by Landlord that would give Tenant the right to damages from Landlord or the right to terminate this Lease by reason of a constructive or actual eviction from all or part of the Premises or otherwise, Tenant shall not sue for such damages or exercise any such right to terminate until it shall have given written notice of such act or omission to Landlord and to the holder(s) of any then existing Security Instrument and to the ground lessor of any then in effect Ground Lease (whose names and addresses have been furnished to Tenant), and a reasonable period of time for remedying such act or omission shall have elapsed following the giving of such notice, during which time Landlord and such holder(s) or ground lessor, or any of them, their agents or employees, shall be entitled to enter upon the Premises and do therein whatever may be necessary to remedy such act or omission; provided, however, if such act or omission cannot be cured without possession of the Complex, such holder(s) of any such Security Instrument and/or such ground lessor shall not be obligated to commence and to pursue action to remedy such act or omission, until it has obtained possession of the Complex pursuant to the applicable Security Instrument and/or Ground Lease provided that such party undertakes within a reasonable amount of time after its receipt of such notice commercially reasonable action(s) to obtain such possession.

32.	NO PERSONAL LIABILITY

The liability of Landlord or any Landlord Related Party to Tenant for or in respect of any default under the terms of this Lease or in respect of any other claim or cause of action shall be limited solely and exclusively to the interest of Landlord in the Premises, regardless of any negligence of Landlord or any Landlord Related Party, and Tenant agrees to look solely and entirely to Landlord’s interest in the Premises for the recovery and satisfaction of any judgment against Landlord.

33.	ENTIRETY OF AGREEMENT

This Lease embodies the entire contract between the parties hereto, relative to the subject matter hereof. Except as otherwise herein provided, no variations, modifications, changes, or amendments herein or hereof shall be binding upon any party hereto unless in writing, executed by a duly authorized officer or agent of the particular party. Landlord and Tenant have negotiated the provisions of this Lease and, notwithstanding any rule or principle of law or equity to the contrary, no provision of the Lease shall be construed in favor of or against either party by virtue of the authorship or purported authorship thereof.

34.	RECORDATION

Tenant agrees not to record this Lease or any memorandum hereof.

35.	GOVERNING LAW

This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the State of Texas.

36.	RESERVED RIGHTS.

Without limiting in any way Landlord’s right to promulgate rules and regulations, Landlord shall have the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, persons or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession or giving rise to any claim for setoff or abatement of rent:

A. To change the Building’s name, design or street address.

B. To approve, restrict, install, affix, maintain, and remove any and all signs on the exterior and interior of the Building.

C. To designate and approve, prior to installation, all types of window shades, blinds, drapes, awnings, window ventilators and other similar equipment and to control all internal lighting that may be visible from the exterior of the Building.

D. To retain at all times, and to use in appropriate instances, keys to all doors within and to the Premises.

E. To decorate and to make repairs, alterations, additions, changes or improvements, whether structural or otherwise, in and about the Building, or any part thereof, and for such purposes to enter upon the Premises and, during the continuance of any such work, to temporarily close doors, entryways, public space and corridors in the Building, to interrupt or temporarily suspend Building services and facilities and to change the arrangement and location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other public parts of the Building, all without abatement of rent or affecting any of Tenant’s obligations hereunder, so long as the Premises are reasonably accessible.

F. To take all such reasonable measures as Landlord may deem advisable for the security of the Building and its occupants, including without limitation, the closing of the Building after normal business hours and on Saturdays, Sundays and holidays; subject, however, to Tenant’s right to admittance when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time which may include, by way of example but not of limitation, that persons entering or leaving the Building, whether or not during normal business hours, identify themselves to a security officer by registration or otherwise and that such persons establish their right to enter or leave the Building.

G. To do and perform such other acts and make such other changes in, to, or with respect to the Complex as Landlord may, in the exercise of sound business judgment, deem to be appropriate including, without limitation, acts and/or actions with respect to safety at the Complex and/or compliance with Laws applicable thereto.

In connection with the exercise of the rights reserved above in this Paragraph 36, Landlord will use commercially reasonable efforts to minimize the disruption caused to Tenant’s use and occupancy of the Premises.

37.	BROKERS

Tenant represents and warrants that Tenant has had no dealing with any broker in connection with the negotiation or execution of this Lease. Any broker, agent or finder of Tenant whom Tenant has failed to disclose herein shall be paid by Tenant. Tenant shall indemnify, protect, defend and hold Landlord and all other Landlord Related Parties harmless from and against any and all Claims resulting from any and all claims or demands made upon Landlord for any commissions, fees or other compensation by any broker, agent or salesman in connection with this Lease claiming by or through Tenant. Landlord shall indemnify, protect, defend and hold Tenant harmless from and against any and all Claims resulting from any and all claims or demands made upon Tenant for any commissions, fees or other compensation by any broker, agent or salesman in connection with this Lease claiming by or through Landlord.

38.	SUBSTITUTE SPACE

Intentionally deleted.

39.	TIME OF PERFORMANCE

Time is of the essence of each and every provision of this Lease.

40.	DELIVERY

This Lease shall not be effective until a copy executed by both Landlord and Tenant is delivered to and accepted by Landlord.

41.	LEGAL AUTHORITY

In the event Tenant is a corporation (including any form of professional association), then each individual executing or attesting this Lease on behalf of such corporation covenants, warrants and represents that he is duly authorized to execute or attest and deliver this Lease on behalf of such corporation. In the event Tenant is a partnership (general or limited), then each individual executing this Lease on behalf of the partnership hereby covenants, warrants and represents that he is duly authorized to execute and deliver this Lease on behalf of the partnership in accordance with the partnership agreement, or an amendment thereto, now in effect.

42.	INDEPENDENT OBLIGATIONS

The obligation of Tenant to pay rent hereunder and the obligation of Tenant to perform Tenant’s other covenants and duties hereunder constitute independent unconditional obligations to be performed at all times provided for hereunder. Except as expressly provided in this Lease, Tenant waives and relinquishes all rights which Tenant might have to claim any nature of lien against, or withhold, abate or deduct from, or offset against, rent.

43.	JOINT AND SEVERAL LIABILITY

If Tenant consists of more than one person or entity, the obligations of such parties under this Lease shall be joint and several.

44.	WAIVER OF CONSUMER RIGHTS

TENANT HEREBY WAIVES ALL ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET. SEQ. OF THE TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THIS WAIVER.

45.	WAIVER OF WARRANTIES AND ACCEPTANCE OF CONDITION

TENANT ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE HABITABILITY, MERCHANTABILITY, SUITABILITY, QUALITY, CONDITION OR FITNESS FOR ANY PARTICULAR PURPOSE WITH REGARD TO THE INITIAL PREMISES AND THAT THIS LEASE CONSTITUTES THE FULL AND FINAL AGREEMENT OF LANDLORD AND TENANT WITH RESPECT TO THE LEASE OF SPACE IN THE BUILDING BY TENANT. TENANT HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY CLAIM OR CAUSE OF ACTION BASED UPON ANY WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO HABITABILITY, MERCHANTABILITY, SUITABILITY, QUALITY, CONDITION OR FITNESS FOR ANY PARTICULAR PURPOSE WITH REGARD TO THE PREMISES OR THE COMPLEX. TENANT FURTHER REPRESENTS AND WARRANTS TO LANDLORD THAT TENANT HAS HAD AN OPPORTUNITY TO MEASURE THE ACTUAL DIMENSIONS OF THE INITIAL PREMISES AND THE BUILDING AND AGREES TO THE SQUARE FOOTAGE CALCULATIONS SET FORTH IN PARAGRAPH 1 OF THIS LEASE FOR ALL PURPOSES. TENANT’S TAKING POSSESSION OF THE INITIAL PREMISES SHALL BE CONCLUSIVE EVIDENCE THAT (A) TENANT HAS INSPECTED (OR HAS CAUSED TO BE INSPECTED) THE INITIAL PREMISES AND THE COMPLEX, (B) TENANT ACCEPTS THE INITIAL PREMISES AND THE COMPLEX AS BEING IN GOOD AND SATISFACTORY CONDITION AND SUITABLE FOR TENANT’S PURPOSES, AND (C) THE INITIAL PREMISES AND THE COMPLEX FULLY COMPLY WITH LANDLORD’S COVENANTS AND OBLIGATIONS HEREUNDER. BOTH LANDLORD AND TENANT HAVE EXPRESSLY BARGAINED FOR AND AGREED TO THIS DISCLAIMER. FOR AND IN CONSIDERATION OF THE EXECUTION OF THIS LEASE, LANDLORD AND TENANT AGREE THAT LANDLORD WOULD NOT HAVE SIGNED THIS LEASE BUT FOR THE DISCLAIMERS SET FORTH ABOVE. NOTHING CONTAINED IN THIS PARAGRAPH 45 SHALL LIMIT THE RIGHT OF TENANT TO ENFORCE THE REPAIR AND MAINTENANCE OBLIGATIONS OF LANDLORD UNDER THIS LEASE.

46.	MUTUAL WAIVER OF JURY TRIAL

TENANT AND LANDLORD EACH AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS LEASE OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER IS GIVEN KNOWINGLY, WILLINGLY AND VOLUNTARILY BY TENANT AND LANDLORD, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LANDLORD AND TENANT REPRESENT AND WARRANT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. LANDLORD AND TENANT FURTHER REPRESENT AND WARRANT THAT EACH HAS BEEN REPRESENTED IN THE TRANSACTION EVIDENCED BY THIS LEASE BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF SUCH PARTY’S OWN FREE WILL, AND THAT EACH HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH SUCH COUNSEL. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO ENTERING INTO THIS LEASE. LANDLORD OR TENANT, AS APPLICABLE, IS AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY LANDLORD OR TENANT, AS APPLICABLE. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE EXPIRATION OR ANY EARLIER TERMINATION OF THIS LEASE.

47.	MITIGATION OF DAMAGES

In the event that Landlord is required to mitigate damages, then upon termination of this Lease or repossession of the Premises, Landlord shall use reasonable efforts to relet the Premises; provided, however, in no event shall Landlord be required to deviate from the standard marketing practices then employed by Landlord for similar space at the Complex, nor relet the Premises prior to leasing other available space at the Complex. In addition, Landlord shall not be obligated to lease the Premises for less than the fair market rental value of the Premises nor expend any money to alter or remodel the Premises unless Landlord, in Landlord’s sole discretion, determines that any such expenditure is financially justified. In no event will the failure of Landlord to relet all or any portion of the Premises reduce Tenant’s liability for monthly rentals and other charges due under this Lease or for damages; provided, however, that neither the foregoing nor anything else contained in this Paragraph shall relieve Landlord from any obligation under Texas law to mitigate the damages of Landlord arising as a result of a default by Tenant under this Lease and shall not be construed in any way as a provision or provisions which purports/purport to waive a right of Tenant to require that Landlord mitigate, or to exempt Landlord from a duty to mitigate (or from liability for its failure to satisfy such duty), Landlord’s damages arising due to Tenant’s default under this Lease. Landlord must have full possession of all of the Premises before any duty to mitigate damages will arise, and Landlord shall be conclusively deemed not to be in full possession of all of the Premises if any litigation or other proceeding is pending in which Tenant is asserting a right to regain possession of the Premises and/or disputing Landlord’s right to possession of the Premises. To satisfy Landlord’s obligation under Texas law to mitigate its damages following a default by Tenant under this Lease, Landlord must only retain a real estate broker (such broker can be the same as the broker that is leasing the other space in the Building and/or Complex which is available for rent) to market the Premises and acknowledge through such broker that the Premises is available for lease, and such retention shall constitute prima facie evidence of reasonable efforts on the part of Landlord to relet the Premises.

48.	NOTICES

Each provision of this instrument or of any applicable Laws with reference to the sending, mailing or delivery of any notice or the making of any payment by Landlord to Tenant or with reference to the sending, mailing or delivery of any notice or the making of any payment by Tenant to Landlord shall be deemed to be complied with when and if the following steps are taken:

A. All rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address set forth in Paragraph 1 of this Lease or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant’s obligation to pay rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such rent and other amounts have been actually received by Landlord.

B. All payments required to be made by Landlord to Tenant hereunder shall be payable to Tenant at the address set forth in Paragraph 1 of this Lease, or at such other address within the continental United States as Tenant may specify from time to time by written notice delivered in accordance herewith.

C. Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered, whether actually received or not, when deposited in the United States mail, postage prepaid, certified or registered mail, addressed to the parties hereto at the respective addresses set out in Paragraph 1 of this Lease, or at such other address as they have theretofore specified by written notice delivered in accordance herewith.

If and when included within the term “Landlord”, as used in this instrument, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address for the receipt of notices and payments to Landlord; if and when included within the term “Tenant”, as used in this instrument, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address within the continental United States for the receipt of notices and payments to Tenant. All parties included within the terms “Landlord” and “Tenant”, respectively, shall be bound by notices given in accordance with the provisions to this paragraph to the same effect as if each had received such notice.

49.	GUARANTY OF LEASE

Deleted.

50.	MISCELLANEOUS

A. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

B. The terms, provisions and covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise herein expressly provided. Landlord shall have the right to assign any of its rights and obligations under this Lease. Each party agrees to furnish to the other, promptly upon demand, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of such party to enter into this Lease.

C. Except as expressly set forth to the contrary in this Lease, any time Landlord’s consent or approval is required, Landlord will not unreasonably delay providing a response to Tenant, but Landlord may withhold such consent or approval in Landlord’s sole and absolute discretion. Notwithstanding anything to the contrary in this Lease, if, at the time of any request by Tenant for Landlord’s written consent or approval to a matter requiring such written consent or approval, Tenant is in default in the performance of any of Tenant’s obligations hereunder, the applicable consent or approval may be withheld by Landlord in its sole and absolute discretion.

D. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

E. Tenant agrees, if requested in writing by Landlord, to furnish financial statements, bank references, credit references, or any other financial data to Landlord as may be required to establish Tenant’s financial stability and credit-worthiness. Such information will be furnished within ten (10) days of request. If this Lease is guaranteed by other individuals, companies or institutions, Tenant agrees to concurrently deliver to Landlord and Landlord’s managing agent a financial statement (or, if available, an annual report or similar audited statement of the applicable guarantor’s preceding fiscal year), and any other information required by Landlord, of each of such guarantors certified by each respective guarantor as required by Landlord (including, without limitation, a certification that such financial information is true and correct in all material respects). Notwithstanding the foregoing, Tenant shall have no obligation to provide Landlord with such financial information with respect to Tenant or any guarantor of this Lease during any period of time in which Tenant or such guarantor, as applicable, is either (i) a publicly-held company in good standing with the United States Securities and Exchange Commission with its voting stock being publicly traded on the New York Stock Exchange, the American Stock Exchange or the NASDAQ, or (ii) a publicly-held company in a country other than the United States of America in good standing with the applicable securities regulation authority of such country with its voting stock being publicly traded on one of such country’s published stock exchanges.

F. This Lease may not be altered, changed or amended except by an instrument in writing signed by both Landlord and Tenant.

G. All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the term of this Lease shall survive the expiration or earlier termination of the term hereof, including, without limitation, all indemnification obligations of Tenant, all of Tenant’s payment obligations with respect to taxes, utilities, Insurance Expenses and Operating Expenses, and all of Tenant’s obligations concerning the condition of the Premises. Upon the expiration or earlier termination of this Lease, and prior to Tenant vacating the Premises, Tenant shall pay to Landlord any amount reasonably estimated by Landlord as necessary to put the Premises, including, without limitation, all heating and air conditioning systems and equipment therein, in good condition and repair, reasonable wear and tear excepted; provided, however, if Tenant in good faith disputes in writing the amount of Landlord’s estimate and Tenant is not then in default under this Lease, Tenant shall only be obligated to pay to Landlord the amount Tenant in good faith estimates is necessary to put the Premises in good condition and repair, reasonable wear and tear excepted. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant hereunder, with Tenant being liable for any additional costs therefor upon demand by Landlord, or with any excess to be returned by Landlord to Tenant after all such obligations have been determined and satisfied, as the case may be, provided that at such time no Event of Default has occurred and is continuing and no event has occurred and is continuing which with the giving of notice or the passage of time, or both, would constitute an Event of Default (which obligation of Landlord will survive the expiration or any earlier termination of this Lease). Any security deposit held by Landlord shall be credited against the amount payable by Tenant under this Paragraph 50.G.

H. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the term of this Lease, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that, in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable there be added as a part of this Lease contract a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

I. This Lease shall not be valid or binding unless and until accepted by Landlord in writing and a fully executed copy delivered to both parties hereto.

J. All references in this Lease to “the date hereof” or similar references shall be deemed to refer to the last date, in point of time, on which all parties hereto have executed this Lease.

K. Tenant agrees, from time to time within five (5) business days after request of Landlord, to deliver an estoppel certificate to Landlord or Landlord’s designee. Such estoppel certificate shall be in such form and substance as required by Landlord and shall state that this Lease is in full force and effect, the date to which rent has been paid, the unexpired term of this Lease and such other matters as may be requested by Landlord.

L. If, in connection with Landlord’s obtaining or entering into any financing or Ground Lease for all or any portion of the Complex, the Mortgagee or ground lessor shall request that Landlord and Tenant modify this Lease pursuant to a written amendment entered into between such parties, Tenant shall, within ten (10) days after its receipt of a request therefor, execute an amendment to this Lease evidencing such modifications, provided such modifications do not (1) increase the Base Rent or materially increase any other monetary obligations of Tenant under this Lease except to the extent such obligations can be increased by Landlord pursuant to the terms and provisions of this Lease, (2) materially increase any of the non-monetary obligations of Tenant hereunder, and/or (3) materially and adversely affect the leasehold estate created hereby, Tenant’s rights hereunder, or Tenant’s ability to conduct its business at the Premises.

M. This Lease is also subject to the Special Provisions set forth on Exhibit “C” attached hereto and made a part hereof for all purposes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGE TO FOLLOW]

EXECUTED by the parties on the date or dates set forth below.

TENANT:

HYDROCHEM INDUSTRIAL SERVICES, INC., a Delaware corporation

By:
Name:
Title:

Date of Execution: July , 2006

LANDLORD:

DEER PARK INDUSTRIAL, LTD., a Texas limited partnership

By:	Huntley DPI GP, Inc., a Texas corporation, its sole general partner

By:
Name:
Title:

Date of Execution: July , 2006

EXHIBIT “A”

SITE PLAN OF OFFICE SPACE AND SHOP SPACE

[Includes site plan for first and second floors of facility located at 900 Georgia, Deer Park, Texas]

A-1

EXHIBIT “A-1”

LEGAL DESCRIPTION

Metes And Bounds Description

Of 15.109 Acres of Land

Out Of The Thomas Earl Survey A-18

Harris County, Texas

All that certain 15.109 acres of land, more or less, out of the 30.763 acre tract and the 16.3959 acre tract described in the deed from Shell Oil Company to Sesco Texas Properties Inc. recorded under Harris County Clerk File No. H542197 out of the W.C.R.R. Company Survey, A-929, and the Thomas Earl Survey, A-18, and being more particularly described by metes and as follows: (All bearings are based on a 344.95 tract recorded under Volume 1335, Page 526, H.C.D.E.).

Commencing at a 5/8” iron rod found at the southeast intersection of Georgia Avenue (100’ ROW) and Howard Avenue (80’ ROW); Thence S 01° 06’ 49” E - 1,000.08’ along the east right-of-way line of said Georgia Avenue to a point; Thence S 88° 52’ 36” W - 100.00’ to a 5/8” iron rod found marking the northeast corner and the POINT OF BEGINNING of the herein described tract;

THENCE S 01° 06’ 49” E - 859.07’ along the west right-of-way line of said Georgia Avenue to a 5/8” iron rod set marking the southeast corner of the herein described tract;

THENCE S 89° 03’ 18” W at 384.84’ passing a found 5/8” iron rod and continuing for a total distance of 769.02’ along the north line of the 10.4683 acre tract described in a deed from Dale L. Sinor and Lou Anne Sinor to Dale L. Sinor, Trustee recorded under H.C.C. File No. P430996 to a 3/4” iron pipe found marking the southwest corner of the herein described tract in the east line of the 5.0304 acre tract described in a deed from Texas Properties Inc. to Houston Marine Containers Inc. recorded under H.C.C. File No. K668803;

THENCE N 00° 52’ 20” N - 856.67’ along said east line to a 3/4” iron pipe found marking the northwest corner of the herein described tract in the south line of Deer Park Industrial Park, Section 1, according to the plat thereof recorded under Volume 190, Page 85, Harris County Map Records;

THENCE N 88° 52’ 32” E - 765.41’ along the south line of said Section 1 to the northeast corner and the POINT OF BEGINNING of the herein described tract and containing 15.109 acres of land (658,170 square feet) of land.

Compiled By: BUENTELLO, INC. Land Surveying
[SEAL]

Job. No. 101-11-187 Original Issue Date: October 18, 2001.
Certification Date: October 18, 2001

THIS LEGAL DESCRIPTION IS BASED ON THE SURVEY BUENTELLO, INC. LAST CERTIFIED ON OCTOBER 18, 2001.

A-1 - 1

EXHIBIT “B”

SITE PLAN OF YARD SPACE

[Includes site plan for outdoor yard space

surrounding facility.]

B-1

EXHIBIT “C”

SPECIAL PROVISIONS

a.	OCCUPANCY COSTS AND PAYMENT RECONCILIATIONS:

Tenant has agreed in Paragraphs 5 and 8 of the Lease to pay (i) the applicable proportionate shares of taxes, Operating Expenses and Insurance Expenses, and (ii) Tenant’s Shop Electrical Payment, Tenant’s Office Electrical Payment, Tenant’s Common Area Janitorial Payment and Tenant’s Management Fee Payment. Landlord will, on or before the first day of May of each calendar year, determine the actual Tenant’s Tax Payment, Tenant’s Expense Payment, Tenant’s Insurance Payment, Tenant’s Shop Electrical Payment, Tenant’s Office Electrical Payment, Tenant’s Common Area Janitorial Payment and Tenant’s Management Fee Payment for the preceding calendar year and provide Tenant with written notice thereof (an “Annual Expense Statement”), which statement will identify separately the actual amount of taxes, Operating Expenses, Electrical Expenses, Common Area Janitorial Expenses and Insurance Expenses for the applicable calendar year; provided, however, that Landlord’s failure to timely deliver to Tenant an Annual Expense Statement for any calendar year shall not prejudice Landlord’s right to thereafter deliver an Annual Expense Statement with respect to such calendar year or any subsequent calendar year, nor shall Landlord’s delivery of an Annual Expense Statement prejudice Landlord’s right to thereafter deliver a corrected Annual Expense Statement for the applicable calendar year. If Tenant’s actual payments of estimated Tenant’s Tax Payment, Tenant’s Expense Payment, Tenant’s Insurance Payment, Tenant’s Shop Electrical Payment, Tenant’s Office Electrical Payment, Tenant’s Common Area Janitorial Payment and/or Tenant’s Management Fee Payment are less than the actual amount of any of such payments due for such year, then Tenant shall pay to Landlord the amount of the deficiency within twenty (20) days from Tenant’s receipt of Landlord’s notice of deficiency. Alternatively, if Tenant’s actual payments of estimated Tenant’s Tax Payment, Tenant’s Expense Payment, Tenant’s Insurance Payment, Tenant’s Shop Electrical Payment, Tenant’s Office Electrical Payment, Tenant’s Common Area Janitorial Payment and/or Tenant’s Management Fee Payment are greater than the actual amount of any of such payments due for such year, then Landlord will credit the amount of the surplus against the next accruing installments of Tenant’s Tax Payment, Tenant’s Expense Payment, Tenant’s Insurance Payment, Tenant’s Shop Electrical Payment, Tenant’s Office Electrical Payment, Tenant’s Common Area Janitorial Payment or Tenant’s Management Fee Payment, as applicable. In the event of a termination of this Lease by expiration of the stated term or for any other cause or reason whatsoever prior to the determination of the payment adjustment as set forth above, Tenant’s agreement to pay Tenant’s Tax Payment, Tenant’s Expense Payment, Tenant’s Insurance Payment, Tenant’s Shop Electrical Payment, Tenant’s Office Electrical Payment, Tenant’s Common Area Janitorial Payment and Tenant’s Management Fee Payment up to the date of termination shall survive such termination, and Tenant shall pay any amount due to Landlord within twenty (20) days after Tenant’s receipt of an invoice or invoices for the same. In the event and only in the event of the expiration of the Term or an earlier termination for any other cause or reason whatsoever except a termination of this Lease by Landlord following the occurrence and during the continuance of an Event of Default, then, prior to the determination of the Tenant’s Tax Payment, Tenant’s Expense Payment, Tenant’s Insurance Payment, Tenant’s Shop Electrical Payment, Tenant’s Office Electrical Payment, Tenant’s Common Area Janitorial Payment and Tenant’s Management Fee Payment adjustment as set forth above, Landlord’s agreement to refund any excess Tenant’s Tax Payment, Tenant’s Expense Payment, Tenant’s Insurance Payment, Tenant’s Shop Electrical Payment, Tenant’s Office Electrical Payment, Tenant’s Common Area Janitorial Payment and/or Tenant’s Management Fee Payment paid by Tenant up to the time of such termination shall survive the same, and Landlord will, provided Tenant does not owe Landlord any amount due and payable by Tenant under this Lease and no Event of Default has occurred and is continuing and no event has occurred and is continuing which with the giving of notice or the passage of time, or both, would constitute an Event of Default, pay the amount due to Tenant within ten (10) days of Landlord’s determination of such amount. The rights and obligations of Landlord and Tenant set forth above in this subparagraph shall survive the expiration or any earlier termination of this Lease.

b.	Audit Rights:

(i) Provided that no Event of Default has occurred and is continuing and no event has occurred and is continuing which with the giving of notice or the passage of time, or both, would constitute an Event of Default, Tenant shall have the right, utilizing either its own staff or an independent certified public accounting firm of regional or national standing that is not engaged on a contingent fee basis (such accounting firm is herein referred to as “Tenant’s CPA”), to audit Landlord’s books and records pertaining to taxes, Operating Expenses, Electrical Expenses, Common Area Janitorial Expenses and Insurance Expenses (collectively, “Complex Expenses”) as provided in this subparagraph (b). Any audit of Complex Expenses for a particular calendar year during the Term must be completed within ninety (90) days after Tenant’s receipt of the applicable Annual Expense Statement and may only be commenced on a date that is not sooner than 20 days after Landlord’s receipt of written notice of Tenant’s intent to conduct the applicable audit and will be conducted at Tenant’s sole cost and expense. Tenant will deliver to Landlord the written results of any audit of all or any portion of Complex Expenses within ten (10) days after Tenant produces or receives the same and in any event prior to the 90th day after Tenant’s receipt of the applicable Annual Expense Statement, and Tenant’s failure to do so shall constitute an Event of Default until such time as the applicable audit results have been delivered to Landlord. Tenant will also pay to Landlord, within ten (10) days after its receipt of an invoice or invoices therefor, the amount of costs and/or expenses, if any, actually incurred by Landlord in connection with any audit conducted by Tenant or Tenant’s CPA.

(ii) Any audit of Complex Expenses shall (1) be conducted during normal business hours at the location where Landlord’s books and records pertaining to Complex Expenses are typically kept, (2) be completed within ninety (90) days after Tenant’s receipt of the applicable Annual Expense Statement, and (3) cover only Landlord’s books and records relating to the Complex Expenses for the year covered by the applicable Annual Expense Statement. Additionally, any audit of Complex Expenses shall in no event limit, suspend or abate, or be deemed to limit, suspend or abate, Tenant’s obligation to pay rent due under the Lease (including, without limitation, Tenant’s

C-1

Tax Payment, Tenant’s Expense Payment, Tenant’s Shop Electrical Payment, Tenant’s Office Electrical Payment, Tenant’s Common Area Janitorial Payment and Tenant’s Insurance Payment). If the audit of Complex Expenses is being performed by Tenant’s CPA, Tenant’s CPA must (y) submit, at no cost to Landlord, a draft form of its audit report to Landlord at least twenty (20) days prior to the date Tenant’s CPA delivers a final audit report to Tenant, and (z) meet with representatives of Landlord (if requested by Landlord) to discuss the content of such draft report. If Tenant does not timely notify Landlord in writing of its intent to conduct an audit of the Complex Expenses for the previous calendar year, or if Tenant otherwise fails to comply in all material respects with the requirements of this subparagraph (b) applicable to an audit of Landlord’s books and records pertaining to Complex Expenses, then Tenant shall be deemed to have (a) approved and accepted in all respects the applicable Annual Expense Statement (in which case the amount of Complex Expenses reflected on the applicable Annual Expense Statement will be the amount of such expenses utilized to calculate the respective Tenant’s Tax Payment, Tenant’s Expense Payment, Tenant’s Shop Electrical Payment, Tenant’s Office Electrical Payment, Tenant’s Common Area Janitorial Payment and Tenant’s Insurance Payment payable by Tenant regardless of the actual amount of Complex Expenses for the applicable calendar year), and (b) waived its right to audit the Complex Expenses for such calendar year.

(iii) If any one of the Additional Rent Payments (as defined in subparagraph 1.(f)(viii) of the Lease) actually paid by Tenant for a calendar year was greater than the actual amount of the applicable Additional Rent Payment due for such year, and provided at such time no Event of Default has occurred and is continuing and no event has occurred and is continuing which with the giving of notice or the passage of time, or both, would constitute an Event of Default (in the event of the existence of a Tenant default at the time of Landlord’s receipt of written evidence of such overpayment, Landlord shall once again be obligated to provide the applicable credit against rent or pay the applicable amount to Tenant once Tenant has completely and properly cured such default to the reasonable satisfaction of Landlord), Landlord will, after Landlord’s receipt of the written evidence of such overpayment, (1) credit the amount of such overpayment against the next accruing installments of the applicable Additional Rent Payment, and (2) provide Tenant with a credit against the next accruing installments of the other Additional Rent Payments in an amount equal to the applicable overpayment of the Management Fee Payment as a result of such overpayment of one or more of the Additional Rent Payments. If any one of the Additional Rent Payments actually paid by Tenant for a calendar year was less than the actual amount of the applicable Additional Rent Payment due for such year, Tenant shall pay Landlord the amount of such underpayment contemporaneously with its delivery of the written results of the applicable audit to Landlord.

c.	ADA:

The Premises, excluding uses for retail sales and premises open to the general public, comply fully with (and no notices of violation have been received in connection with) all environmental, air quality, building health, fire safety, and governmental or regulatory rules, laws, ordinances statutes, codes and requirements applicable to the Premises, including, without limitation, the ADA. However, in the event that through amendment, interpretation or through Tenant’s use of the Premises, modifications to same become necessary to fully comply with the terms and provisions of the ADA or any other Disability Laws, the parties agree that it shall be the sole responsibility of Tenant to comply with any and all provisions of the ADA and any such Disability Laws, as the same may be amended or interpreted in the future, and Tenant agrees to be fully responsible for all expenses related to the tenant improvements or the later modifications of the leased promises and/or the entire entry area of the Premises during the term of this Lease. Tenant further agrees to indemnify and hold Landlord and all other Landlord Related Parties harmless against any Claims which may arise out of Tenant’s failure to comply with the ADA or any other applicable Disability Laws. Such indemnification shall include, but shall not be limited to, all fines, fees and penalties, and all legal and other expenses (including attorney’s fees), incurred by Landlord and for the costs of collection of the sums due under the terms of this indemnity.

d.	AS-IS, WHERE-IS, WITH ALL FAULTS ACCEPTANCE:

Tenant is the previous owner of the Premises. Consequently, Tenant accepts occupancy of the Premises in its “as is, where is, with all faults” condition, without any warranties, representations, covenants or agreements by Landlord or any agent of Landlord except only as expressly stated in this Lease.

e.	PARKING:

Tenant’s parking may not inhibit or interfere in any way with the ingress and/or egress of any third party tenant, its employees or vendors, including but not limited to, trash removal and over the road deliveries, of said third party tenant. Landlord is not responsible or liable for the enforcement of such parking rules and regulations.

C-2

EXHIBIT “D”

HAZARDOUS MATERIAL

1. Tenant shall not cause or permit any Hazardous Material (as defined herein) to be brought upon, released, manufactured, refined, produced, processed, kept, used or disposed in or about the Premises by Tenant or any other Tenant Parties except for such Hazardous Material as is necessary or useful to Tenant’s business conducted at the Premises and which are substantially consistent with past practices of Tenant.

2. Any Hazardous Material permitted on the Premises as provided in Section 1, and all containers therefor, shall be used, kept, stored, and disposed of in a manner that complies with all Laws applicable to such Hazardous Material. Tenant shall make all submissions to, provide all information required by, and comply with all requirements of all Governmental Authorities under all applicable Laws.

3. Tenant shall not discharge, leak, or emit, or permit to be discharged, leaked, or emitted, any material into the Premises, the Building, the Complex, the atmosphere, ground, sewer system, or any body of water, if that material (as is reasonably determined by the Landlord, or any Governmental Authority) does or may pollute or contaminate the same, or may adversely affect (a) the health, welfare, or safety of persons, whether located on the Premises or elsewhere, or (b) the condition, use, or enjoyment of the Building or any other real or personal property. Tenant shall not cause or permit to occur any violation of any Environmental Laws (as defined below) related to environmental conditions on, under, or about the Premises, or arising from Tenant’s or any other Tenant Party’s use or occupancy of the Premises including, without limitation, soil and ground water conditions.

4. Prior to occupying all or any portion of the Premises, Tenant shall disclose to Landlord in writing the names and approximate amounts of all Hazardous Material that Tenant intends to store, use, or dispose of on the Premises during the ensuing 12 month period of time. In addition, on each anniversary date of the Commencement Date, Tenant shall disclose to Landlord in writing the names and amounts of all Hazardous Material that was actually used, stored, or disposed of on the Premises if the same was not previously disclosed in writing to Landlord. Tenant shall promptly provide all information regarding the use, generation, storage, transportation or disposal of Hazardous Material that is requested by Landlord. If Tenant fails to fulfill any duty imposed under this Paragraph within reasonable time, Landlord may do so; and in such case, Tenant shall cooperate with Landlord in order to prepare all documents Landlord deems necessary or appropriate to determine the applicability of any Environmental Laws to the Premises and Tenant’s use thereof, and for compliance therewith, Tenant shall execute all documents promptly upon Landlord’s request. No such action by owner and no attempt made by Landlord to mitigate damages under any Environmental Law shall constitute a waiver of any of Tenant’s obligations under this Paragraph.

5. Should any Governmental Authority or any third party demand that a clean-up plan be prepared and that a clean-up be undertaken because of any deposit, spill, discharge, or other release of Hazardous Material that occurs during the term of this Lease, at or from the Premises, or which arises at any time from Tenant’s or any other Tenant Party’s use or occupancy of the Premises, then Tenant shall, at Tenant’s own expense, prepare and submit the required plans and all related bonds and other financial assurances, and Tenant shall carry out all such clean-up plans.

6. As used herein, the term “Hazardous Material” means (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; (c) any oil, petroleum products, and their by-products; (d) any substance that is or becomes regulated by any federal, state, local or other Governmental Authority; (e) any other ignitable, reactive, corrosive, hazardous, toxic or dangerous substance or material; and (f) any substance the presence of which requires, or may hereafter require, notification, investigation or remediation under any Laws, and the term “Environmental Laws” means any past, present or future federal, state, local or foreign statutory or common law, or any regulation, ordinance, code, plan, order, permit, grant, franchise, concession, restriction or agreement issued, entered, promulgated or approved thereunder, relating to (A) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including, without limitation, air, surface water, groundwater or land), or (B) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Material.

7. Landlord or its agents or representatives may conduct inspections of the Premises at any time after giving reasonable advance notice thereof to Tenant (except in the case of an emergency or after the occurrence of a default by Tenant under this Exhibit) to determine if the provisions of this Exhibit are being complied with by Tenant. In exercising such entry rights, Landlord shall utilize commercially reasonable efforts to minimize, to the extent practicable, the interference with Tenant’s business. Upon the expiration or any earlier termination of this Lease, Tenant agrees to promptly remove from the Premises and the Complex any and all Hazardous Material, including any equipment or systems containing Hazardous Material, then present in, on, under or about the Premises and/or the Complex which were installed, brought upon, stored, used, generated or released upon, in, under or about the Premises and/or the Complex by Tenant or any Tenant Parties.

8. Tenant hereby agrees that it shall be fully liable for all costs and expenses related to the use, manufacture, storage, and disposal of Hazardous Material kept on the Premises, and Tenant shall give immediate notice to the Landlord of any violation or potential

D-1

violation of the provisions of this Exhibit. Tenant shall defend, indemnify and hold harmless Landlord and all other Landlord Related Parties from and against all claims or demands, penalties, fines, liabilities, settlements, damages, costs, expenses (including,, without limitation, attorneys and consultants fees, court costs, and litigation expenses), or losses (including, without limitation, a decrease in value of the Premises or the land or Building on which the Premises are a part, loss or restriction of rentable or usable space) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to (a) the presence, disposal, release, or threatened release of any Hazardous Material that is on, from, or affecting the soil, water, vegetation, buildings, personal property, persons, animals, or otherwise if such Hazardous Material was installed, brought upon, stored, used, generated or released upon, in, under or about the Premises and/or the Complex by Tenant or any Tenant Parties; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to any Hazardous Material installed, brought upon, stored, used, generated or released upon, in, under or about the Premises and/or the Complex by Tenant or any Tenant Parties; (c) any lawsuit brought or threatened, settlement reached, or government order relating to any Hazardous Material installed, brought upon, stored, used, generated or released upon, in, under or about the Premises and/or the Complex by Tenant or any Tenant Parties; or (d) any violation of any requirements or provision of this Exhibit and the Lease concerning Hazardous Material. The provisions of this Paragraph 8 shall be in addition to any other obligations and liabilities Tenant may have to Landlord at law or equity and shall survive the transactions contemplated herein and shall survive the expiration or any earlier termination of this Lease.

D-2

EXHIBIT “E”

ADDITIONAL RIGHTS GRANTED TO TENANT

HYDROCHEM INDUSTRIAL SERVICES, INC., a Delaware corporation (“Tenant”), and DEER PARK INDUSTRIAL, LTD., a Texas limited partnership (“Landlord”), have entered into that certain Lease Agreement (the “Lease”) dated as of July 18, 2006, for the lease of certain space in a building located in Harris County, Texas. This Exhibit “E” (this “Exhibit”) is attached to the Lease. Except to the extent otherwise indicated herein, the initially capitalized terms used in this Exhibit will have the meanings assigned to them in the Lease, and the term “Parsons Lease” will mean that certain Lease Agreement dated May 23, 2005, as amended by amendment dated October 31, 2005, between Tenant and Worley Parsons Group, Inc., a Delaware corporation, f/n/a Parsons Energy & Chemicals Group Inc. Landlord and Tenant mutually agree as follows:

1. Except as otherwise provided below in this Exhibit to the contrary, the matters agreed to below will remain in effect during the Term:

A. Sharing of Server Room. Intentionally deleted.

B. Sharing of Back-Up Batteries.

(i) Tenant shall be allowed to continue the placement of its back-up batteries in storage room number 1022 located within the Office Space (as defined in the Parsons Lease), as well as any replacement batteries not substantially larger than the size of the existing batteries. Two Tenant representatives (the “Hydrochem Designated Representatives”) designated in writing to the tenant under the Parsons Lease (the “Other Tenant”) shall have access to such storage room and shall be issued a security card by the Other Tenant to gain entry to the premises leased by the Other Tenant (the “Parsons Premises”) and such storage room. The Hydrochem Designated Representatives shall use their best efforts to limit the need for this access to normal business hours. If access is required outside of normal business hours, one of the Hydrochem Designated Representatives shall give telephone notice to one of the Tenant Designated Representatives (as defined in the Parsons Lease) so that the Other Tenant may be present if it so desires. This requirement for advance notice outside of normal business hours shall not apply in the case of an emergency.

(ii) Intentionally deleted.

C. Access to Computer and Telephone Box. Tenant shall be allowed to continue the placement of its telephone and computer termination box in the break room located within the shop office space in the Parsons Premises, as well as any replacement box not substantially larger than the size of the existing box. The Hydrochem Designated Representatives shall have access to this break room and shall be issued a security card by the Other Tenant to gain entry to the Parsons Premises and such break room. The Hydrochem Designated Representatives shall use their best efforts to limit the need for this access to normal business hours. If access is required outside of normal business hours, one of the Hydrochem Designated Representatives shall give telephone notice to one of the Tenant Designated Representatives so that the Other Tenant may be present if it so desires. This requirement for advance notice outside of normal business hours shall not apply in the case of an emergency.

D. Access to Breaker Box. Tenant shall be allowed to continue the placement of a breaker box in break room number 1230 located within the Office Space, as well as any replacement box not substantially larger than the size of the existing box. The Hydrochem Designated Representatives shall have access to such break room and shall be issued a security card by the Other Tenant to gain entry to the Parsons Premises and such break room. The Hydrochem Designated Representatives shall use their best efforts to limit the need to this right of access to normal business hours. If access is required outside of normal business hours, one of the Hydrochem Designated Representatives shall give telephone notice to one of the Tenant Designated Representatives so that the Other Tenant may be present if it so desires. This requirement for advance notice outside of normal business hours shall not apply in the case of an emergency.

E. Receptionist Desk. Tenant shall be allowed at its sole cost and expense to maintain its existing receptionist desk in the common lobby for the Building. Tenant shall also be allowed at its sole cost and expense to maintain its existing display case in the lobby and any replacement display case similar to the current display case of Landlord.

F. Sharing of Training Rooms. Intentionally deleted.

G. Access to Wall Opening. Intentionally deleted.

H. Security Card System. Intentionally deleted.

I. Intentionally deleted.

E-1

2. In the event of a rejection of the Lease by Tenant or a termination of Tenant’s right to possession of all or any portion of the Premises, Tenant shall no longer have the rights pursuant to subparagraphs 1.B, 1.C, 1.D and 1.E above.

3. If the tenant under the Parsons Lease should ever cease to be a tenant at the Complex, Landlord and Tenant will work with each other and any replacement tenant or tenants in developing any cooperative arrangements similar to those contained in the Exhibit E attached to the Parsons Lease which may be reasonably necessary to accommodate Landlord, Tenant and/or the replacement tenant or tenants.

E-2

EXHIBIT “F”

RENEWAL OPTION

HYDROCHEM INDUSTRIAL SERVICES, INC., a Delaware corporation (“Tenant”), and DEER PARK INDUSTRIAL, LTD., a Texas limited partnership (“Landlord”), have entered into that certain Lease Agreement (the “Lease”) dated as of July 18, 2006, for the lease of certain space in a building located in Harris County, Texas. This Exhibit “F” (this “Exhibit”) is attached to the Lease. Except to the extent otherwise indicated herein, the initially capitalized terms used in this Exhibit will have the meanings assigned to them in the Lease. Landlord and Tenant mutually agree as follows:

1. Tenant will have three (3) consecutive options (each an “Extension Option”) to extend the Term and Termination Date for a period (each an “Option Period”) of five (5) years each, such periods commencing upon the then-current Termination Date upon the same terms and conditions previously applicable, except for the grant of the exercised Extension Option and the amount of Base Rent payable under the Lease (which amount shall be determined as set forth below). Not earlier than twelve (12) months or later than six (6) months prior to commencement of an Option Period, Tenant shall have the right to deliver to Landlord written notice (a “Notice of Intent to Renew”) of Tenant’s intent to extend the Term on the terms and conditions set forth herein. Landlord will, within sixty (60) days after its receipt of a Notice of Intent to Renew, notify Tenant in writing of the Fair Market Rental (as defined below) as determined by Landlord for the Office Space and the Shop Space during the applicable Option Period (such determination is herein referred to as the “Landlord’s Assessment”). Tenant shall have the right, within ten (10) days after its receipt of written notice of the applicable Landlord’s Assessment, to either (i) accept such Landlord’s Assessment and exercise the applicable Extension Option, or (ii) reject such Landlord’s Assessment but nevertheless elect to exercise the applicable Extension Option by, in either instance, delivering to Landlord written notice thereof within such ten (10) day period; provided, however, that an Extension Option may be validly exercised only if no uncured Tenant default exists as of the date of exercise. If Tenant timely delivers to Landlord written notice that Tenant is exercising the applicable Extension Option but that Tenant does not accept the applicable Landlord’s Assessment (“Tenant’s Objection Notice”), the Fair Market Rental for the Office Space and the Shop Space during the applicable Option Period will be determined as provided in Paragraph 6 below. Tenant’s Objection Notice must identify Tenant’s determination (“Tenant’s Assessment”) of the Fair Market Rental for the Office Space and the Shop Space during the applicable Option Period to trigger the appraisal process set forth in Paragraph 6 below. If Tenant does not exercise an Extension Option in strict accordance with the provisions hereof, such Extension Option and any then unexercised Extension Option(s) shall forever terminate and be of no further force or effect. If Tenant does exercise an Extension Option in strict accordance with the provisions hereof, Tenant shall have no right to thereafter revoke the same.

2. Tenant’s leasing of the Premises then covered by the Lease after exercising an Extension Option shall be upon all of the terms and conditions of the Lease, except that (i) Landlord shall not be obligated to perform any alterations and/or improvements to the Premises except as otherwise agreed to in writing by Landlord and Tenant (the foregoing shall in no event constitute, or be deemed to constitute, an obligation of Landlord to agree to perform any alterations and/or improvements to the Premises); (ii) Tenant shall not be entitled to any tenant improvement allowance with respect to the applicable Option Period or any other allowance or tenant inducements; (iii) the Base Rent during the applicable Option Period for the Office Space and the Shop Space shall be equal to the Fair Market Rental for the Office Space and the Shop Space during such Option Period as determined in accordance with this Exhibit; and (iv) the Base Rent for the Yard Space shall be equal to 102% of the amount of the Base Rent payable for such space during the 12 month period immediately preceding the commencement date of the applicable Option Period with 2% increases in this amount commencing on the date that is one year after the first day of the month succeeding such commencement date and continuing on each annual anniversary date thereof during such Option Period. Tenant may not exercise its rights under this Exhibit (and any attempted exercise of the same shall not be effective notwithstanding anything to the contrary contained herein), if Tenant shall not be in occupancy of, and conducting business in, at least 80% of the rentable area comprising the Office Space and the Shop Space. Additionally, Tenant’s rights under this Exhibit shall terminate following the occurrence of any of the following events: (A) the Lease no longer covers at least 85,061 rentable square feet of space in the Building; (B) Tenant assigns its interest in the Lease or sublets all or any portion of the Premises other than in connection with a Permitted Transfer Without Landlord Consent; (C) an Event of Default; (D) a termination of Tenant’s right to possess all or any portion of the Premises; or (E) any rejection or termination of the Lease. In the event of a termination of Tenant’s rights under this Exhibit, Tenant will deliver to Landlord a written acknowledgement of the same within ten (10) days after its receipt of a written request for such acknowledgement.

3. Once the Fair Market Rental for the Office Space and the Shop Space during an Option Period has been established pursuant to this Exhibit following a valid exercise by Tenant of the applicable Extension Option and, as applicable, Tenant’s timely delivery to Landlord of Tenant’s Objection Notice related thereto, Landlord will as soon as practicable thereafter deliver to Tenant at least two (2) multiple originals of an amendment to the Lease (the “Renewal Amendment”) reflecting (i) the extension of the Initial Term or, as applicable, an Option Period, (ii) any change in Base Rent payable by Tenant as provided by the Lease, and (iii) such other amendments to the Lease as are necessary, and Tenant will thereafter execute such originals and deliver the same to Landlord within ten (10) days after its receipt of such originals and Landlord will, within ten (10) days after its receipt of such originals executed by Tenant, execute such originals and deliver at least one fully-executed original of the Renewal Amendment to Tenant. Notwithstanding Landlord’s and Tenant’s obligation to execute and deliver the Renewal Amendment within the required time period, Tenant’s leasing of the Premises during an Option Period is not conditioned on any such execution and delivery as such lease amendment is being executed merely to memorialize the terms and conditions of Tenant’s leasing of the Premises during such Option Period pursuant to this Exhibit after Tenant’s valid exercise of the applicable Extension Option; provided, however, that the foregoing shall not excuse the failure of either party to execute the Renewal Amendment as required above and the remedies provided to either party as a result of such failure; and provided further, however, if Tenant fails to timely deliver the Renewal Amendment to Landlord and such failure continues for three (3) business days after Tenant’s receipt of

F-1

written notice thereof, Tenant’s exercise of the applicable Extension Option shall be null and void, and Landlord shall thereafter have no obligation to execute and deliver multiple originals of the Renewal Amendment, unless Landlord elects otherwise in a written notice delivered to Tenant.

4. Unless otherwise agreed to in writing by Landlord, Landlord shall not be obligated to pay a commission with respect to Tenant’s leasing of the Premises then covered by the Lease after exercising an Extension Option, and, except as otherwise expressly provided to the contrary in the Renewal Amendment, Landlord and Tenant shall indemnify, protect, defend and hold the other party harmless against any and all Claims (including, without limitation, liability for commissions or other compensation) by any broker, agent or other third party arising in connection with Tenant’s leasing of the Premises then covered by the Lease after exercising an Extension Option to the extent such party is claiming the same by, through, or under the indemnifying party.

5. For purposes hereof, “Fair Market Rental” will mean the base rent payable during the applicable lease period to a willing landlord by a willing tenant (neither having a compulsion to lease and the landlord having sufficient time to locate a replacement tenant), for the lease of non-sublease, non-equity and renewal space in the Building and comparable projects in the Market (as hereinafter defined), which space is of like kind and size to the Office Space and the Shop Space, of like and comparable quality to the Office Space and the Shop Space, taking into consideration the terms of the Lease (including, without limitation, the parking being made available to Tenant, whether or not any tenant improvement allowance shall be payable, and the signage rights and exposure of the same provided to Tenant pursuant to the Lease); provided, however, that in calculating the Fair Market Rental for the Office Space and the Shop Space during an Option Period, no consideration shall be given to (i) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with the transaction or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable transactions, (ii) any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of improvements for such comparable property, and (iii) the amortization of any moving costs and/or lease buyout or similar costs incurred/reimbursed by Landlord or such other landlords. As used herein, the term “Market” will mean greater Houston area market.

6. If Tenant timely delivers to Landlord Tenant’s Objection Notice in which the applicable Extension Option has been exercised and Tenant’s Assessment has been identified, Landlord shall have the right to accept Tenant’s Assessment by giving Tenant written notice thereof within ten (10) business days after Landlord’s receipt of Tenant’s Objection Notice. Tenant agrees to meet with representatives of Landlord during such 10-business day period of time, if so requested by Landlord, to discuss the parties’ respective assessments of Fair Market Rental for the Office Space and the Shop Space during the applicable Option Period and to attempt to reach an agreement in regard thereto. If Landlord does not so accept Tenant’s Assessment and the parties do not otherwise reach an agreement regarding the Fair Market Rental for the Office Space and the Shop Space during the applicable Option Period, then Landlord and Tenant shall, within fifteen (15) days after the expiration of such ten (10) business day period, jointly appoint an independent real estate broker having either a SIOR or CRE designation and with at least ten (10) years of continuous and active commercial real estate experience handling both office and industrial building lease transactions in Houston, Texas involving in the aggregate more than 4,000,000 square feet of rentable area of space within such area (an “Appraiser”) to determine the Fair Market Rental for the Office Space and the Shop Space during the applicable Option Period. If the parties are unable to agree upon an Appraiser within such fifteen (15) day period, then an Appraiser satisfying the requirements of this Paragraph shall be designated by the Houston office of the American Arbitration Association (or, if no such office is then located in Houston, Texas, such Appraiser shall be designated by the American Arbitration Association office that handles arbitration matters arising in Houston, Texas) to be the Appraiser for the purposes of this Paragraph as soon as reasonably possible from a list of two (2) real estate brokers satisfying the requirements of this Paragraph (Landlord and Tenant will each have the right to submit the name and qualifications of one qualified real estate broker within 10 days after the expiration of such 15-day period of time and, if one party fails to timely submit the name and qualifications of such broker, the other party’s identified broker shall be the Appraiser for the purposes of this Paragraph notwithstanding anything to the contrary contained herein); provided, however, in no event shall such designated Appraiser be then employed and/or engaged, or have been employed and/or engaged, by either Landlord or Tenant or their respective affiliates. Such designation shall be binding on Landlord and Tenant. In the event of the failure, refusal or inability of the Appraiser to act, a new Appraiser will be appointed in the original Appraiser’s stead, which appointment will be in the same manner as provided in this Paragraph. Within ten (10) business days after the selection of an Appraiser (if agreed to in writing by Landlord and Tenant, an Appraiser may be selected who does not have the experience identified above including, but not limited to, a person that is an MAI appraiser rather than a licensed commercial real estate broker), each of Landlord and Tenant shall submit to the Appraiser such party’s determination of the Fair Market Rental for the Office Space and the Shop Space during the applicable Option Period (revised, if applicable, from any earlier determination), together with such supporting data used to make such determination. Within fifteen (15) days after the Appraiser’s receipt of Landlord’s and Tenant’s respective determinations of the Fair Market Rental and the aforementioned supporting data, the Appraiser shall select the determination of the Fair Market Rental for the Office Space and the Shop Space during the applicable Option Period which is closest to such Appraiser’s determination of the Fair Market Rental, and such determination shall be the Fair Market Rental for the Office Space and the Shop Space during such Option Period; provided, however, if either Landlord or Tenant fails within such ten (10) business day period to supply the Appraiser with such party’s determination of the Fair Market Rental and/or the applicable supporting data, then the Fair Market Rental for the Office Space and the Shop Space during such Option Period shall be the Fair Market Rental submitted to the Appraiser by the party that has submitted to the Appraiser its determination of the Fair Market Rental and the applicable supporting data; and provided further, however, if neither Landlord nor Tenant supply the Appraiser with the respective party’s determination of the Fair Market Rental and the applicable supporting data, then the Fair Market Rental for the Office Space and the Shop Space during the applicable Option Period shall be the Appraiser’s determination of the same. The entire cost for the Appraiser’s services will be borne equally by Landlord and Tenant.

F-2

EXHIBIT “G”

DESCRIPTION OF COMMON AREAS

Subject to Non Material Revisions before Lease is signed at Closing

DESCRIPTION OF COMMON AREAS

The following constitute all or substantially all of the Common Areas of the Building

1. Lobby (including bathroom off of Lobby and small foyer between Lobby and bathroom

2. North-South Hallway behind Lobby (“Front Hallway”) and bathrooms off of Front Hallway.

3. Hallway leading from Front Hallway to Atrium

4. Training Rooms 1030A and 1030B

4. Break Room 1126

5. Kitchen —room 1127

6. Atrium (including east-west hallway from Atrium to the entrance of Parson’s northwest office quadrant and east west hallway form the Atrium to Tenant’s Lab)

7. Mens bathroom off west side of Atrium

8. East West Hallway from Atrium to Shop Entrance ( the “Atrium-Shop Hallway”) and all North-South Hallways which empty into the Atrium shop Hallway

9. The Lobby and Atrium stairways from the first to the second floor.

10. Mechanical Room 1112, 2115, and 4013.

11. Breaker box room in Lab

12. Janitorial closet 1032

G-1

EXHIBIT “H”

LANDLORD’S SUBORDINATION, WAIVER AND CONSENT

THIS LANDLORD’S SUBORDINATION, WAIVER AND CONSENT (“Subordination, Waiver and Consent”) is made and entered into as of July 18, 2006, by and between DEER PARK INDUSTRIAL, LTD., a Texas limited partnership (“Landlord”), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as agent (“Agent”) for the lenders (collectively, “Lenders”) from time to time party to the Credit Agreement described below.

A. Landlord is the owner of the real property commonly known as 900 Georgia Avenue, Deer Park, Texas 77356 (the “Premises”).

B. Landlord has entered into that certain Lease Agreement dated as of July 18, 2006 (together with all amendments and modifications thereto and waivers thereof, the “Lease”) with HYDROCHEM INDUSTRIAL SERVICES, INC., a Delaware corporation (“Company”), with respect to the Premises.

C. Agent and Lenders have previously entered into or are about to enter into a Credit Agreement with Company, and to secure the obligations arising under such Credit Agreement, Company has granted to Agent, for its own benefit and the ratable benefit of Lenders, a security interest in and lien upon certain assets of Company, including, without limitation, all of Company~~'~~’s cash, cash equivalents, goods, inventory, machinery, equipment, and furniture and trade fixtures (such as equipment bolted to floors), together with all additions, substitutions, replacements and improvements to, and proceeds of, the foregoing, but excluding building fixtures (such as plumbing, lighting, electrical, ceiling panels, wall and floor coverings, doors and HVAC systems) (collectively, the “Collateral”).

NOW, THEREFORE, in consideration of any financial accommodations extended by Lenders to Company at any time, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Landlord acknowledges that (a) the Lease is in full force and effect and (b) Landlord has no actual awareness of any existing default under the Lease.

2. Landlord will use its commercially reasonable efforts to provide Agent with written notice of any default by Company under the Lease resulting in termination of the Lease (a “Default Notice”). Agent shall have 15 days following receipt of such Default Notice to cure such default, but neither Agent nor any Lender shall be under any obligation to cure any default by Company under the Lease. No action by Agent or any Lender pursuant to this Subordination, Waiver and Consent shall be deemed to be an assumption by Agent or any Lender of any obligation under the Lease, and, except as provided in paragraphs 6 and 7 below, Agent shall not have any obligation to Landlord.

3. Landlord acknowledges the validity of Agent~~'~~’s lien on the Collateral and, until such time as the obligations of Company to Agent and Lenders are indefeasibly paid in full, Landlord (a) waives any interest in any Collateral located outdoors at the Premises or consisting of trucks, trailers or other mobile equipment (such Collateral, the “Mobile Collateral”) and agrees not to distrain or levy upon any Mobile Collateral or to assert any landlord lien, right of distraint or other claim against the Mobile Collateral for any reason and (b) subordinated its security interest in the Collateral other than the Mobile Collateral to Agent’s lien thereon.

4. Landlord agrees that the Collateral consisting of trade fixtures such as equipment bolted to the floor shall not be deemed a fixture or part of the real estate but shall at all times be considered personal property.

5. Prior to a termination of the Lease, Agent or its representatives or invitees may enter upon the Premises at any time without any interference by Landlord to inspect or remove any or all of the Collateral, including, without limitation, by public auction or private sale pursuant to the provisions of paragraph 7 below. Agent agrees to promptly repair, at Agent’s expense, or reimburse Landlord for any physical damage to the Premises actually caused by the conduct of such auction or sale and any removal of Collateral by or through Agent (ordinary wear and tear excluded).

6. Upon a termination of the Lease, Landlord will permit Agent and its representatives and invitees to occupy and remain on the Premises; provided, that (a) such period of occupation (the “Disposition Period”) shall not the earliest to occur of (i) up to 150 days following receipt by Agent of a Default Notice, (ii) at any time after Agent has received a Default Notice, up to 90 days following receipt by Agent of a written notice by Landlord that Landlord has leased the Premises to another tenant and requires Agent to vacate the Premises within 90 days, and (iii) if the Lease has expired by its own terms (absent a default thereunder), up to 30 days following Agent’s receipt of written notice of such expiration, (b) for the actual period of occupancy by Agent, Agent will pay to Landlord the basic rent due under the Lease (including any insurance required to be paid by Company under the provisions of the Lease to the extent that Agent does not provide and retain its own insurance) pro-rated on a per diem basis determined on a 30--day month, and shall provide and retain liability and property insurance coverage, electricity and heat to the extent required by the Lease, and (c) such amounts paid by Agent to Landlord shall exclude any rent adjustments, indemnity payments or similar amounts for which the Company remains liable under the Lease for default, holdover status or other similar charges. If any injunction or stay is issued that prohibits Agent from removing the Collateral, the commencement of the Disposition Period will be deferred until such injunction or stay is lifted or removed.

7. During any Disposition Period, (a) Agent and its representatives and invitees may inspect, repossess, remove and otherwise deal with the Collateral, and Agent may advertise and conduct public auctions or private sales of the Collateral at the Premises, in each case without interference by Landlord or liability of Agent or any Lender to Landlord, and (b) Agent shall make the Premises available for inspection by Landlord and prospective tenants and shall cooperate in Landlord~~'~~’s reasonable efforts to re-lease the Premises. If Agent conducts a public auction or private sale of the Collateral at the Premises, Agent shall use reasonable efforts to notify Landlord first and to hold such auction or sale in a manner which would not unduly disrupt Landlord~~'~~’s or any other tenant~~'~~’s use of the Premises.

8. Agent shall promptly repair, at Agent’s expense, or reimburse Landlord for any physical damage to the Premises actually caused by the conduct of such auction or sale and any removal of Collateral by or through Agent (ordinary wear and tear excluded). Neither Agent nor any Lender shall be liable for any diminution in value of the Premises caused by the absence of Collateral removed, and neither Agent nor any Lender shall have any duty or obligation to remove or dispose of any Collateral or any other property left on the Premises by Company.

9. All notices hereunder shall be in writing, sent by certified mail, return receipt requested or by telecopy, to the applicable party at its address as set forth on the signature page hereto or at such other address as such party shall designate in writing.

10. This Subordination, Waiver and Consent may be executed in any number of several counterparts, shall be governed and controlled by, and interpreted under, the laws of the State of Texas, and shall inure to the benefit of Agent and its successors and assigns and shall be binding upon Landlord and its successors and assigns (including any transferees of the Premises).

IN WITNESS WHEREOF, this Landlord’s Subordination, Waiver and Consent is entered into as of the date first set forth above.

“LANDLORD”

c/o William L. Huntley Trust 1460 S. McCall Road, Suite 2G Englewood, Florida 34223		DEER PARK INDUSTRIAL, LTD.
		By:	Huntley DPI GP, Inc., a Texas corporation, its sole general partner
Attention:	Mr. William L. Huntley
Telephone:			By:
Facsimile:			Title:

“AGENT”

GENERAL ELECTRIC CAPITAL CORPORATION		GENERAL ELECTRIC CAPITAL CORPORATION

By:
Attention:		Title:
Telephone:			Duly Authorized Signatory
Facsimile:

EXHIBIT “I”

ENVIRONMENTAL INDEMNITY AGREEMENT

THIS ENVIRONMENTAL INDEMNITY AGREEMENT dated as of July 18, 2006 (this “Agreement”), is executed by HYDROCHEM INDUSTRIAL SERVICES, INC., a Delaware corporation (“Indemnitor”), and DEER PARK INDUSTRIAL, LTD., a Texas limited partnership (“Indemnitee”).

R E C I T A L S:

A. Indemnitor and Indemnitee have entered into that certain Lease Agreement dated of even date herewith (the “Lease”) pursuant to which Indemnitor has leased space at a property located at 900 Georgia Avenue, Deer Park, Texas 77536 (the “Complex”).

B. As a condition to purchasing the Complex from Indemnitor and entering into the Lease, Indemnitee has required that Indemnitor indemnify Indemnitee with respect to environmental conditions and operations at the Complex as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitor hereby covenants and agrees for the benefit of Indemnitee and the other Indemnified Parties (as defined below), as follows:

A G R E E M E N T S:

1.	ENVIRONMENTAL MATTERS.

1.1 Definitions. For purposes of this Agreement the following terms have the following meanings:

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Houston, Texas.

“Environmental Laws” means any and all federal, state and local laws (whether under common law, statute, rule, regulation or otherwise), requirements under permits or other authorizations issued with respect thereto, and other orders, decrees, judgments, directives or other requirements of any governmental authority, in each case having the force of law, relating to or imposing liability or standards of conduct (including disclosure or notification) concerning protection of human health or the environment or Hazardous Substances or any activity involving Hazardous Substances, all as previously and in the future to be amended.

“Hazardous Substance” means any substance, chemical, material or waste (a) the presence of which causes a nuisance or trespass of any kind; (b) which is regulated by any federal, state or local governmental authority because of its toxic, flammable, corrosive, reactive, carcinogenic, mutagenic, infectious, radioactive, or other hazardous property or because of its effect on the environment, natural resources or human health and safety, including, but not limited to, petroleum and petroleum products, asbestos-containing materials, polychlorinated biphenyls, lead and lead-based paint, radon, radioactive materials, flammables and explosives; or (c) which is designated, classified, or regulated as being a hazardous or toxic substance, material, pollutant, waste (or a similar such designation) under any federal, state or local law, regulation or ordinance, including under any Environmental Law such as the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §11001 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. §1801 et seq.), or the Clean Air Act (42 U.S.C. §7401 et seq.).

“Indemnified Parties” means and includes Indemnitee and its officers, directors, employees, agents and contractors.

“Release” means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

1.2 Indemnification. Indemnitor covenants and agrees, at Indemnitor’s sole cost and expense, to indemnify, defend (at trial and appellate levels, and with attorneys, consultants and experts acceptable to the Indemnified Parties), and hold the Indemnified Parties harmless from and against any and all liens, damages, losses, liabilities, obligations, settlement payments, penalties, claims, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including reasonable attorneys’, consultants’ and experts’ fees and disbursements actually incurred in investigating, defending, settling or prosecuting any claim, litigation or proceeding) which may at any time be asserted against the Indemnified Parties by employees of Indemnitee or any other third party (collectively, “Claims”) directly or indirectly from or out of:

(a) the past or current presence, but not future presence, of any Hazardous Substances on, in, under or affecting all or any portion of the Complex, resulting from a Release of the same by Indemnitor or its employees, agents, contractors or tenants, but only to the extent that injury to, and/or claim of, an employee of Indemnitee or any other third party arises prior to the Indemnity Termination Date (as defined below);

(b) the future presence of any Hazardous Substances on, in, under or affecting all or any portion of the Complex resulting from a Release of the same by Indemnitor or its employees, agents or contractors, but only to the extent that injury to, and/or claim of, an employee of Indemnitee or any other third party arises prior to the Indemnity Termination Date; or

(c) the enforcement of this Section 1.

The Indemnified Parties’ rights under this Section 1 shall survive the Indemnity Termination Date for a period of one (1) year. The foregoing indemnification shall in no event extend to, or otherwise cover or be deemed to cover, Claims caused and/or arising in whole by either (i) the negligence, gross negligence or willful misconduct of any of the Indemnified Parties, or (ii) any act of any of the Indemnified Parties including, without limitation, any Release of a Hazardous Substance by any of such parties. Where a Claim is caused and/or arises in part by either (i) the negligence, gross negligence or willful misconduct of any of the Indemnified Parties and the Indemnitor, or (ii) any act of any of the Indemnified Parties and the Indemnitor including, without limitation, any Release of a Hazardous Substance by any of such parties, each party’s responsibility shall be apportioned in the manner permitted by law and Indemnitor’s obligation hereunder shall be so limited. As used in this Agreement, the term “Indemnity Termination Date” will mean the date on which Indemnitor or any successor to Indemnitor no longer occupies any portion of the Complex. Upon request of Indemnitor, Indemnitee will, within ten (10) Business Days after its receipt of such request, execute and deliver to Indemnitor a written acknowledgment of the actual date representing the Indemnity Termination Date, and if Indemnitee fails to do so within such time period, the date representing the Indemnity Termination Date will be conclusively established as the date identified as the same in Indemnitor’s request for such acknowledgment.

2.	GENERAL PROVISIONS.

2.1 Survival. This Agreement shall be deemed to be continuing in nature and shall remain in full force and effect, subject to the express terms of this Agreement.

2.2 Entire Agreement; Amendment; Severability. This Agreement contains the entire agreement between the parties respecting the matters expressly set forth herein and supersedes all prior agreements, whether written or oral, between the parties respecting such matters. In the event of a conflict between the terms and provisions of this Agreement and the Lease, the terms and provisions of this Agreement shall control. Any amendments or modifications hereto, in order to be effective, shall be in writing and executed by the parties hereto. If any provision or obligation under this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from this Agreement and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal or unenforceable provision had never been a part of this Agreement.

2.3 Governing Law; Binding Effect. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, except to the extent that the applicability of any of such laws may now or hereafter be preempted by Federal law, in which case such Federal law shall so govern and be controlling. The terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties other than any purchaser of the Complex from Indemnitor or from any successor to Indemnitor.

2.4 Notices. All notices or other communications required or permitted to be given pursuant hereto shall be given in the manner specified in the Lease directed to the parties at their respective addresses as provided therein.

2.5 No Waiver: Time of Essence; Interpretation; Counting of Days. The failure of any party hereto to enforce any right or remedy hereunder, or to promptly enforce any such right or remedy, shall not constitute a waiver thereof nor give rise to any estoppel against such party nor excuse any of the parties hereto from their respective obligations hereunder. Any waiver of such right or remedy must be in writing and signed by the party to be bound. Whenever used, the singular number shall include the plural, the plural the singular, and the words “Indemnified Parties” and “Indemnitor” shall include their respective successors, assigns, heirs, executors and administrators other than any purchaser of the Complex from Indemnitor or from any successor to Indemnitor. The word “include(s)” means “include(s), without limitation”, and the word “including” means “including, but not limited to”. This Agreement is subject to enforcement at law or in equity, including actions for damages or specific performance. Time is of the essence of each and every term and condition of this Agreement. The term “days” when used herein shall mean calendar days. If any time period ends on a Saturday, Sunday or holiday officially recognized by the state within which the Property is located, the period shall be deemed to end on the next succeeding Business Day.

2.6 Headings. The headings of the sections and paragraphs of this Agreement are for convenience of reference only and shall not be construed in interpreting the provisions hereof.

2.7 Attorneys’ Fees. Indemnitor agrees to pay all of the Indemnified Parties’ costs and expenses, including reasonable attorneys’ fees, which may be incurred in enforcing the Indemnified Parties’ rights under this Agreement.

2.8 Successive Actions. A separate right of action hereunder shall arise each time the Indemnified Parties acquires knowledge of any matter indemnified by Indemnitor under this Agreement. Separate and successive actions may be brought hereunder to enforce any of the provisions hereof at any time and from time to time. No action hereunder shall preclude any subsequent action, and Indemnitor hereby waives and covenants not to assert any defense in the nature of splitting of causes of action or merger of judgments.

2.9 WAIVER OF TRIAL BY JURY. INDEMNITOR AND INDEMNITEE, HAVING BEEN REPRESENTED BY COUNSEL, EACH KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Indemnitor has executed this Environmental Indemnity Agreement as of the day and year first above written.

INDEMNITOR:

HYDROCHEM INDUSTRIAL SERVICES, INC., a Delaware corporation

By:
Name:
Title:

INDEMNITEE:

DEER PARK INDUSTRIAL, LTD., a Texas limited partnership

By:	Huntley DPI GP, Inc., a Texas corporation, its sole general partner

By:
Name:
Title:

I-4